*** indicates material that has
                              been omitted pursuant to a request
                              for confidential treatment.  Such
                              material has been filed separately
                              with the Securities and Exchange
                              Commission.


                    KAPALUA BAY HOLDINGS, LLC

               LIMITED LIABILITY COMPANY AGREEMENT

     THIS LIMITED LIABILITY COMPANY AGREEMENT of KAPALUA BAY HOLDINGS, LLC (the "Company") is made and entered into as of August 31, 2004 (the "Effective Date"), by and among (i) MLP KB PARTNER LLC, a Hawaii limited liability company ("Initial Member A"), (ii) MH KAPALUA VENTURE, LLC, a Delaware limited liability company ("Initial Member B"), and (iii) ER KAPALUA INVESTORS FUND, LLC, a Delaware limited liability company ("Initial Member C").

                            RECITALS

     A. Maui Land & Pineapple, Inc. ("ML&P") is the fee owner of the land that is described in Exhibit A attached hereto (the "KBH Land"), and the ground lessor under the ground lease dated as of October 22, 1985, as amended, pursuant to which the *** hotel known as the Kapalua Bay Hotel (the "*** Hotel") has heretofore been developed on the KBH Land (the "KBH Ground Lease").

     B. ML&P is also the fee owner of, among other property in the vicinity of the KBH Land, the land that is described in Exhibit B attached hereto (the "Bay Club Land") and the land that is described in Exhibit C attached hereto (the "KBH Shops Land").

     C. ML&P has entered into a purchase and sale agreement with YCP Kapalua, L.P., which is the lessee under the KBH Ground Lease, and such lessee's affiliate YCP Kapalua Operator, Inc. (collectively, "Seller"), pursuant to which ML&P has contracted to acquire Seller's rights, title and interests with respect to the KBH Land, the improvements thereon and various tangible and intangible personal property related thereto ("Seller's KBH Property"), as well as Seller's rights, title and interests with respect to the Bay Club Land, the improvements thereon and various tangible and intangible personal property related thereto ("Seller's Bay Club Property"), all as more particularly set forth in such agreement.

     D. Initial Member A (which is an affiliate of ML&P), Initial Member B (which is an affiliate of Marriott International, Inc. ("Marriott") and Initial Member C (which is an affiliate of Exclusive Resorts, LLC ("Exclusive Resorts") have agreed to form a joint venture for the purpose of holding a 100% ownership interest in Kapalua Bay, LLC, a Delaware limited liability company (the "Subsidiary"), which in turn has been formed for the purposes of (i) acquiring ML&P's fee interest in the KBH Land and the *** Hotel, and Seller's KBH Property (but not Seller's Bay Club Property or ML&P's fee interest in the Bay Club Land and the improvements thereon), (ii) acquiring from ML&P a leasehold interest in the KBH Shops Land and the improvements thereon, (iii) ***, (iv) *** and (v) selling to ML&P certain improvements that the Subsidiary shall make to the KBH Shops Land.

     NOW, THEREFORE, Initial Member A, Initial Member B and
Initial Member C hereby agree as follows:

                            ARTICLE I

                            FORMATION

Section 1.1    Organization.  The Company has been
formed as a Delaware limited liability company pursuant to the Act.

Section 1.2    Agreement; Effect of Inconsistencies with Act.
The Members hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended, supplemented or restated according to its terms. The Members intend that (a) without limitation of any agreement to which any affiliate of any Member shall be a party (other than the letter of intent among ML&P, Marriot and Exclusive Resorts, dated July 1, 2004, which is intended to be hereby superceded) this Agreement shall be the sole source of the agreement among them, and (b) except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make such provision effective under the Act. If the Act is subsequently amended or interpreted in such a way as to validate a provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. Each Member shall be entitled to rely on the provisions of this Agreement, and no Member shall be liable to the Company or to any other Member for any action or refusal to act taken in good faith reliance on this Agreement. The Members and the Company agree that the duties and obligations imposed on the Members as such shall be those set forth in this Agreement, which is intended to govern the relationship among the Company and the Members, notwithstanding any provision of the Act or common law to the contrary.

Section 1.3    Name.  The name of the Company shall be Kapalua
Bay Holdings, LLC, and such name shall be used at all times in connection with the conduct of the Company's business.

Section 1.4 Effective Date. This Agreement shall become effective as of the Effective Date.

Section 1.5 Term. The Company shall have perpetual existence and shall continue until the Company is dissolved and its affairs wound up in accordance with this Agreement and the Act.

Section 1.6 Certificate of Formation. Prior to the Effective Date, a Certificate of Formation for the Company has been filed with the Secretary of State pursuant to the Act. The Managing Member shall take all other actions deemed by it to be necessary or appropriate from time to time to comply with all applicable requirements for the operation and, when appropriate, termination of the Company as a limited liability company under the Act.

Section 1.7 Registered Agent and Office. The Company's registered agent for service of process and registered office in the State of Delaware shall be that Person and location reflected in the Certificate. The Managing Member may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. If the registered agent ceases to act as such for any reason or the registered office shall change, the Managing Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

Section 1.8 Principal Place of Business. The Company's principal place of business shall be located at the principal office of the Managing Member, as set forth in Section 14.1, or at such other place as the Managing Member may designate from time to time. The Managing Member shall make any filing and take any other action required by applicable law in connection with any such change and shall give notice to all of the other Members of the new location of the Company's principal place of business promptly after the change becomes effective. The Managing Member may establish and maintain additional places of business for the Company.

Section 1.9 Foreign Qualifications. The Company shall qualify to do business as a foreign limited liability company in each jurisdiction in which the nature of its business requires such qualification. The Managing Member may select any Person permitted by applicable law to act as registered agent for the Company in each jurisdiction in which it is qualified to do business, and may replace any such Person from time to time.

Section 1.10 Members' Qualifications. Each Member shall maintain its respective existence and good standing under the laws of its state of formation, and its qualification to do business in such jurisdictions where such qualification is required.

                           ARTICLE II

                           DEFINITIONS

Section 2.1    General Interpretive Principles.
For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,
(i) the terms defined in this Section have the meanings assigned to them in this Section and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) references in this Agreement to "Articles," "Sections," "subsections," "paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the word "including" means "including, but not limited to", (vii) the words "not including" mean "excluding only"; and (viii) the headings in this Agreement are for convenience only and are not intended to describe, interpret, define or limit the scope, extent, or intent of any of the provisions of this Agreement.

Section 2.2 Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings
(unless otherwise expressly provided herein):

          Acquisition Agreement: The purchase and sale agreement between Seller and ML&P, dated April 30, 2004 and amended on August 6, 2004, as such agreement may hereafter be amended in accordance with this Agreement.

          Acquisition Deposit:  The $2,000,000 downpayment that
     ML&P has deposited in escrow pursuant to the Acquisition
     Agreement, together with any interest earned thereon.

          Acquisition Loan:  As defined in Section 4.2.

          Act: The Delaware Limited Liability Company Act in its present form or as amended from time to time.

          Adjusted Basis: The basis for determining gain or loss for federal income tax purposes from the sale or other disposition of property, as defined in Section 1011 of the Code.

          Affiliate: As to any Person that is not an individual, any other Person controlling, controlled by or under common control with such Person, including any partner, member, shareholder, officer or director of such Person, as the case may be, and with respect to any Person who is an individual, such individual's parents, spouse, direct lineal or adoptive descendants, siblings, nieces, nephews and/or first cousins and/or one or more trusts created solely for the benefit of such individual or any such family members. For the purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities or a partnership or membership interest, by contract or otherwise.

          Agreement: This Limited Liability Company Agreement, in its present form or as amended, supplemented or restated from time to time.

          Amenities Agreement:  As defined in Section 3.4.

          Ancillary Improvements:  ***

          Approved By the Members:  As defined in Section 6.4.

          Approved Plans and Specifications: Working Plans and Specifications that shall be (i) approved by the Managing Member and by all third parties (including Affiliates of Members) whose approval thereof shall be required by contracts by which the Subsidiary shall be bound, (ii) except as the Members may otherwise agree in writing, consistent in all material respects with Design Development Plans and Specifications that shall have been Approved By the Members (it being the intention of the parties that, except as the Members may otherwise agree, such Design Development Plans and Specifications shall generally be consistent with the Preliminary Plans and shall in all material respects meet or exceed the standard of quality that is contemplated by the "Design Guide", last revised in April 2003, and the "Technical Standards", last revised in June 2003 that comprise the "Ritz-Carlton Standards and Guidelines"), and (iii) consistent with the requirements of all contracts by which the Subsidiary shall be bound.

          Bay Club Land:  As defined in the Recitals.

          Bay Club Lease: The Lease dated October 22, 1985, as amended, between ML&P, as landlord, and Seller's predecessor-in-interest, as tenant, relating to Seller's
     Bay Club Property.

          Bay Club Lease Termination Agreement: The agreement dated as of the date hereof between ML&P and the Company, pursuant to which, immediately upon the acquisition of Seller's Bay Club Property pursuant to the Acquisition Agreement, the Bay Club Lease will be terminated, and pursuant to which ML&P will be obligated to indemnify the Company and the manager of the *** Hotel with respect to certain matters as set forth therein.

          ***

          ***

          ***

          ***

          ***

          Business Day: Any day other than a Saturday, a Sunday or a day on which national banks in New York, New York are not open for business or are authorized by law to close.

          Capital Account: The capital account of a Member maintained in accordance with Section 4.5.

          Capital Contribution: Any property (including money) from time to time contributed by a Member to the capital of the Company.

          Capital Proceeds: The cash proceeds received by the Company or the Subsidiary from a Capital Transaction (excluding the proceeds of rental or business interruption insurance), to the extent not used by the Company or the Subsidiary to pay for the costs and expenses incurred in connection with the Capital Transaction, including, in the case of casualty or condemnation, the costs and expenses of collecting the insurance proceeds or the condemnation award, as the case may be. Capital Proceeds shall include all payments of principal of, and interest on, any promissory note or other obligation received by the Company or the Subsidiary in connection with a Capital Transaction and shall be increased by any reduction of reserves previously established out of Capital Proceeds.

          Capital Transaction: A transaction in which the Company or the Subsidiary (i) borrows money, (ii) sells, exchanges or otherwise disposes of all or any part of its property, including a sale or other disposition pursuant to a condemnation, or (iii) receives the proceeds of property damage insurance; or any other transaction that, in accordance with GAAP, is considered capital in nature.

          Carrying Value: With respect to any asset, the Adjusted Basis of the asset, except as follows:

               (i) subject to Section 4.8, the initial Carrying Value of an asset contributed by a Member to the Company (or deemed contributed by reason of the conveyance of such asset by such Member or an Affiliate thereof to the Subsidiary) after the Effective Date shall be the gross fair market value of the asset, as determined in accordance with Section 6.4 at the time the asset is contributed;

               (ii) the Carrying Values of the Company's and the Subsidiary's assets shall be adjusted to equal their respective gross fair market values, as determined in accordance with Section 6.4, as of the following times:
          (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for all or part of a Membership Interest; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); but adjustments pursuant to clauses (a) and (b) above shall be made only if it shall be determined in accordance with Section 6.4 that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

               (iii) the Carrying Value of an asset of the Company distributed to a Member shall be adjusted to equal the gross fair market value of the asset on the date of distribution, as determined in accordance
          Section 6.4; and

               (iv) the Carrying Values of the Company's and the Subsidiary's assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of those assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that those adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m) and Section 5.2(h); but the Carrying Values shall not be adjusted pursuant to this clause (iv) to the extent that it shall be determined in accordance with Section
          6.4 that an adjustment pursuant to clause (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

     If the Carrying Value of an asset is determined or adjusted pursuant to clauses (i), (ii) or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profit and Loss.

          Cash Contribution: A contribution of cash to the capital of the Company.

          Certificate:  The Certificate of Formation of the
     Company filed with the Secretary of State, as amended from time to time in accordance with the Act.

          Class A Member: Any of the following Persons, for so long as such Person shall continue to hold a Membership
     Interest:

               (i)   Initial Member A;

               (ii)  any Person to which Initial Member A shall
          (as permitted by this Agreement) Transfer all or any portion of its Membership Interest; or

               (iii) any Person to which any Person described in the foregoing clause (ii) shall (as permitted by this Agreement) Transfer all or any portion of its Membership Interest;

     provided, however, that any Class B Member or Class C Member (or Person that would qualify as a Permitted Transferee thereof) that shall acquire any portion of any Class A Member's Membership Interest shall be classified exclusively as a Class B Member or Class C Member, as the case may be, notwithstanding such acquisition.

          Class A Member Land Contribution Amount:  As defined in
     Section 4.2.

          Class A Member Subordinated Contribution Amounts: As defined in Section 5.1.

          Class A Members: At any given point in time, all Class A Members as of such point in time, if any (it being understood that if all of the Class A Membership Interests shall be acquired by Class B Members and/or Class C Members all references in this Agreement to Class A Members shall thereafter be disregarded).

          Class A Membership Interest: The Membership Interest held by a Class A Member.

          Class B Member: Any of the following Persons, for so long as such Person shall continue to hold a Membership
     Interest:

               (i)   Initial Member B;

               (ii)  any Person to which Initial Member B shall
          (as permitted by this Agreement) Transfer all or any portion of its Membership Interest; or

               (iii) any Person to which any Person described in the foregoing clause (ii) shall (as permitted by this Agreement) Transfer all or any portion of its Membership Interest.

     provided, however, that any Class A Member or Class C Member (or Person that would qualify as a Permitted Transferee thereof) that shall acquire any portion of any Class B Member's Membership Interest shall be classified exclusively as a Class A Member or Class C Member, as the case may be, notwithstanding such acquisition.

          Class B Members: At any given point in time, all Class B Members as of such point in time, if any (it being understood that if all of the Class B Membership Interests shall be acquired by Class A Members and/or Class C Members all references in this Agreement to Class B Members shall thereafter be disregarded).

          Class B Membership Interest: The Membership Interest held by a Class B Member.

          Class C Member: Any of the following Persons, for so long as such Person shall continue to hold a Membership
     Interest:

              (i)   Initial Member C;

              (ii)  any Person to which Initial Member C shall
          (as permitted by this Agreement) Transfer all or any portion of its Membership Interest; or

              (iii) any Person to which any Person described in the foregoing clause (ii) shall (as permitted by this Agreement) Transfer all or any portion of its Membership Interest;

     provided, however, that any Class A Member or Class B Member (or Person that would qualify as a Permitted Transferee thereof) that shall acquire any portion of any Class C Member's Membership Interest shall be classified exclusively as a Class A Member or Class B Member, as the case may be, notwithstanding such acquisition.

          Class C Members: At any given point in time, all Class C Members as of such point in time, if any (it being understood that if all of the Class C Membership Interests shall be acquired by Class A Members and/or Class B Members all references in this Agreement to Class C Members shall thereafter be disregarded).

          Class C Membership Interest: The Membership Interest held by a Class C Member.

          Class of Members:  The Class A Members, the Class B
     Members or the Class C Members.

          Code: The Internal Revenue Code of 1986, as in effect and as it may hereafter be amended.

          ***

          Common Elements:  The General Common Elements ***.

          Common Elements Management Agreement:  As defined in
     Section 3.4.

          Company:  As defined in Section 1.1.

          Contributed Property: All property (other than cash) owned by the Company on the Effective Date and any property
     (other than cash) contributed to the Company as a Capital
     Contribution after the Effective Date.

          Critical Major Decision:  As defined in Section 6.4.

          Cumulative *** Return: A return of *** per annum, calculated without any periodic compounding.

          Default Loan: A loan made by Non-Defaulting Members to Defaulting Members, or to the Company, pursuant to
     Section 10.4 (a).

          Defaulting Members:  As applicable:

               (i) the Class A Members, at any time when an Event of Default shall have occurred with respect to any Class A Member and shall be continuing;

               (ii) the Class B Members, at any time when an Event of Default shall have occurred with respect to any Class B Member and shall be continuing; or

               (iii) the Class C Members, at any time when an Event of Default shall have occurred with respect to any Class C Member and shall be continuing.

          Depreciation: For each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its Adjusted Basis on the Effective Date or at the beginning of a subsequent Fiscal Year, Depreciation shall be an amount that bears the same ratio to the beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year (or part thereof) bears to such beginning Adjusted Basis; but if the Adjusted Basis of an asset on the Effective Date or at the beginning of a subsequent Fiscal Year is zero, Depreciation shall be determined with reference to the beginning Carrying Value using any reasonable method selected by the Managing Member with the advice of the Company's accountants.

          Design Development Plans and Specifications: Design development plans and specifications for the Project or a specified portion thereof.

          Development Manager:  As defined in Section 6.1.

          Development Manager Agreement: The development management services agreement between the Subsidiary and the Development Manager.

          Dilution Credit:  As defined in Section 10.2.

          Dilution Debit:  As defined in Section 10.2.

          Distribution: A transfer of property (including cash) by the Company to a Member on account of a Membership
     Interest pursuant to Section 5.1 or Section 13.3.

          Effective Date:  As defined in the Recitals.

          Entitlements: Any and all governmental permits and authorizations required for the Project.

          Entitlements Agreement:  As defined in Section 3.4.

          ***

          ***

          ***

          Exclusive Resorts:  As defined in the Recitals.

          *** Hotel:  As defined in the Recitals.

          *** Hotel Management Agreement: The agreement dated as of the date hereof between the Subsidiary and KB Hotel
     Operator, Inc. (an Affiliate of Marriott), pursuant to which such entity will manage the *** Hotel ***.

          *** Hotel Net Cash Flow: With respect to any calendar month, the portion of the "Operating Profit" for such calendar month, as defined in and calculated in accordance with the *** Hotel Management Agreement, that the Subsidiary (as opposed to the manager of the *** Hotel) shall be entitled to receive as provided in Section 3.02 of the *** Hotel Management Agreement.

          Extraordinary Class C Member Contribution: As of any date, any Required Capital Contribution then required to be made by any Class C Member, if and to the extent that the making of such Capital Contribution on such date would cause the aggregate amount of the Capital Contributions made by the Class C Members on or before such date to exceed 130% of the aggregate amount of the maximum Capital Contributions that shall have been projected, for the Class C Members through such date, in the Preliminary Project Budget and Financing Plan (assuming the expenditure of all amounts in the Preliminary Project Budget and Financing Plan, including all amounts in any budget line therein for "contingency"); provided, however, that no Required Capital Contribution shall be deemed to be an Extraordinary Class C Member Contribution if such Required Capital Contribution would not have been required but for the fact that the Acquisition Loan shall not be available in the amount contemplated by the Preliminary Project Budget and Financing Plan.

          Extraordinary Major Decisions:  As defined in Section
     6.4.

          Event of Default:  As defined in Section 10.1.

          F,F&E: Furniture, fixtures and equipment, including decorative items.

          Fiscal Quarter:  Each calendar quarter during a Fiscal
     Year.

          Fiscal Year: Each calendar year during which the Company shall be in existence.

          ***

          GAAP: Generally accepted accounting principles as applied in the United States.

          General Common Elements: The common areas, common facilities and other common elements ***.

          Initial Member A:  As defined in the Recitals.

          Initial Member B:  As defined in the Recitals.

          Initial Member C:  As defined in the Recitals.

          Institutional Lender: A commercial or savings bank, savings and loan association, pension fund, insurance company, endowment fund or trust, real estate investment trust, government agency, or quasi-governmental agency, such as a board, bureau, authority or department of any federal, state or local government, any corporation established by or for the benefit of any federal, state or local governmental agency or authority, any asset manager or investment advisor acting on behalf of any such entity, or any entity composed of one or more of the foregoing.

          KBH Ground Lease:  As defined in the Recitals.

          KBH Land:  As defined in the Recitals.

          KBH Property: The KBH Land, all improvements thereon from time to time and (except as the context may otherwise require) all tangible and/or intangible personal property of the Subsidiary relating thereto from time to time.

          KBH Shops:  The improvements existing on the KBH Shops
     Land as of the date hereof.

          KBH Shops Ground Lease:  As defined in Section 4.2.

          KBH Shops Land:  As defined in the Recitals.

          Kapalua Shops Leases:  As defined in Section 4.2.

          KBH Shops Management Agreement: The agreement dated as of the date hereof between the Subsidiary and Kapalua Land Company, Ltd., pursuant to which Kapalua Land Company, Ltd. will continue to manage the KBH Shops, on behalf of the Subsidiary, ***.

          KBH Shops Property: The KBH Shops Land, all improvements thereon from time to time (including initially the KBH Shops) and (except as the context may otherwise require) all tangible and/or intangible personal property of the Subsidiary relating thereto from time to time.

          Land:  The KBH Land and the KBH Shops Land.

          Late Contribution Premium:  As defined in Section 4.4.

          Loss:  As defined in Section 5.2.

          Major Decisions:  Ordinary Major Decisions and
     Extraordinary Major Decisions.

          Management Rights: The rights of a Member to participate in the management of the Company, including the rights to receive information, to inspect and audit the books and records and to vote on, consent to, or approve actions of the Company.

          Managing Member: Initial Member A, except as otherwise provided in Section 6.1.

          Marriott:  As defined in the Recitals.

          Marriott Competitor: A Person, other than Marriott or any Affiliate of Marriott, that is, or is an Affiliate of, a Person that, directly and/or indirectly through Affiliates, operates (as opposed to owns) five or more hotels or lodging facilities under a brand or trade name or as part of a system or chain.

          Marriott Management Agreement: Any management agreement under which Ritz-Carlton Management or any other
     Affiliate of Marriott shall be engaged to manage the Property or any portion thereof.

          Members: The Class A Members, the Class B Members and the Class C Members.

          Membership Interest: With respect to a Member, such Member's entire ownership interest in the Company, including such Member's (i) rights to receive allocations of Profits and Losses and Distributions, and (ii) Management Rights.

          ML&P:  As defined in the Recitals.

          Mortgage: Any mortgage, deed of trust, or similar security document.

          Mortgage Loan: Any loan obtained by the Subsidiary from an Institutional Lender and secured by a Mortgage.

          Mortgage Loan Documents: The documents pursuant to which the rights and obligations of the Subsidiary and/or its affiliates with respect to a Mortgage Loan shall be established.

          Mortgage Loan Provider: The Institutional Lender(s) providing a Mortgage Loan.

          Net Cash Flow: For any specified period, an amount equal to the sum of (i) all cash revenues received by the Subsidiary during such period from any source (including proceeds of rental or business interruption insurance, but excluding funds received as Capital Contributions or Capital Proceeds), and (ii) amounts set aside by the Managing Member as reserves during earlier periods where, and to the extent, the Managing Member reasonably determines during such period that such reserves are no longer necessary in the efficient conduct of the Company's and Subsidiary's business, reduced by the sum of (1) cash expenditures by the Subsidiary during such period for hotel operating expenses, real estate taxes, management fees and other costs and expenses in connection with the normal conduct of the Subsidiary's business, and any cash expenditures by the Company in connection with the normal conduct of the Company's business, (2) all payments by the Company or the Subsidiary during such period of principal of and interest on loans and other obligations of the Company or the Subsidiary for borrowed money, including any Default Loans and/or other loans made by a Member to the Company, (3) all cash expenditures by the Subsidiary during such period for the acquisition of property, for construction period interest and taxes and for loan fees, whether or not capitalized, and for capital improvements and/or replacements, and (4) such reserves for working capital, maintenance, repairs, replacements, capital improvements and contingent or unforeseen liabilities or obligations as the Managing Member reasonably determines during the period are necessary in the efficient conduct of the Company's and the Subsidiary's business, to the extent, but only to the extent, that (A) the payments and expenditures described in clauses (1), (2) and (3) are not made from funds received as Capital Contributions or Capital Proceeds or from cash reserves of the Company that were established during, and deducted in determining Net Cash Flow for, any earlier period and (B) the reserves described in clause (4) are not established from funds received as Capital Contributions or Capital Proceeds.

          ***

          ***

          Non-Cash Contributing Member:  Any Member that makes a
     Non-Cash Contribution.

          Non-Cash Contribution: A Capital Contribution other than a Cash Contribution.

          Non-Defaulting Member:  A Member other than a
     Defaulting Member.

          ***

          ***

          Nonrecourse Deductions:  As defined in Regulations
     Section 1.704-2(b)(1).

          Ordinary Major Decisions:  As defined in Section 6.4.

          Other Members:  As applicable:

               (i) the Class B Members and the Class C Members, in the case of a contemplated Transfer by a Class A
          Member;

               (ii) the Class A Members and the Class C Members, in the case of a contemplated Transfer by a Class B
          Member; or

               (iii) the Class A Members and the Class B
          Members, in the case of a contemplated Transfer by a Class C Member.

          ***

          Participating Non-Defaulting Members: With respect to any remedy available to Non-Defaulting Members under Section 10.2, Section10.3 or Section 10.4 by reason of any Event of Default, those Non-Defaulting Members that shall timely elect to avail themselves of such remedy.

          Percentage Interest: The percentage interest in the Company of each Member as set forth in Section 4.1, as such percentage interest may be adjusted from time to time pursuant to any provision of this Agreement that provides for such adjustment.

          Permitted Encumbrances: The exceptions to title that are set forth in Exhibit E.

          Permitted Transferee:  As applicable:

                    (i) with respect to any Transfer of any Class A Membership Interest, a Person with respect to which ML&P shall directly or indirectly own at least 51% of the beneficial interests and voting rights;

                   (ii) with respect to any Transfer of any Class B Membership Interest, a Person with respect to which Marriott shall directly or indirectly own at least 51% of the beneficial interests and voting rights; or
                   (iii) with respect to any Transfer of any Class C Membership Interest, a Person with respect to which Exclusive Resorts shall directly or indirectly either
          (1) own at least 51% of the beneficial interests and voting rights or 2) control 100% of the voting rights with respect to matters arising under this Agreement.

          Person: An individual, corporation, trust, association, unincorporated association, estate, partnership, joint venture, limited liability company or other legal entity, including a governmental entity.

          Preliminary Plans: The schematic drawings for the Project that have tentatively been agreed upon by the Members and are identified in Exhibit F.

          Preliminary Project Program: The preliminary program for the Project, dated August 9, 2004, that has tentatively been agreed upon by the Members and is attached hereto as Exhibit G.

          Preliminary Project Budget and Financing Plan: The preliminary budget for the Project that has tentatively been agreed upon by the Members and is included in the business plan that is attached hereto as Exhibit H.

          Preliminary Project Schedule: The preliminary schedule for the Project, dated August 3, 2004, that has been tentatively agreed upon by the Members and is attached hereto as Exhibit I.

          Prime Rate: The prime rate of U.S. money center commercial banks as published in The Wall Street Journal.

          Priority Contribution Account:  As defined in Section
     5.1.

          Priority Return Percentage Interest: With respect to any Member, as of any date, the fraction, expressed as a percentage, the numerator of which shall be the balance in such Member's Priority Contribution Account as of such date and the denominator of `which shall be the aggregate amount of the balances in the Priority Contribution Accounts of all Members as of such date.

          Profit:  As defined in Section 5.2.

          Project:  ***

          Project Architect: Any architecture and/or engineering firm that may hereafter be retained by the Subsidiary in connection with the Project.

          Project Budget and Financing Plan:  The Preliminary
     Project Budget and Financing Plan, as it shall be updated and elaborated from time to time in accordance with Sections
     4.3 and 6.4.

          Project Construction Contract:  A contract between the
     Subsidiary and a Project Construction Contractor.

          Project Construction Contractor: A general contractor, construction manager or trade contractor with which the Subsidiary shall directly contract, in connection with the Project, for the performance of construction work or the provision or installation of FF&E.

          Project Construction Subcontract: A contract relating to the Project between a Project Construction Contractor and a Construction Project Subcontractor.

          Project Construction Subcontractor: A subcontractor engaged by a Project Construction Contractor in connection with the Project.

          Project Costs: Hard and soft costs incurred by the Subsidiary in connection with the Project, including
     (i) costs of capitalized interest on Mortgage Loans,
     (ii) construction-period real estate taxes and other costs of carrying the Property while the Project is ongoing,
     (iii) costs relating to design work, efforts to obtain Entitlements and other pre-development soft costs, (iv) ***, and (v) ***.

          Project Cost Savings: The amount by which the budget line for any category of Project Costs, as set forth from time to time in the Project Budget and Financing Plan, shall exceed the actual Project Costs with respect to such budget line.

          Project Cost Overrun: The amount by which any category of Project Costs shall exceed the budget line therefor in the Project Budget and Financing Plan.

          Project Loan: Any Mortgage Loan the proceeds of which shall be used to pay Project Costs.

          Project Program: The Preliminary Project Program, as it may be modified from time to time to reflect such changes thereto as may be Approved By the Members.

          Project Schedule: The Preliminary Project Schedule, as it shall be modified from time to time by the Managing Member to reflect such changes thereto as shall be required by reason of Unavoidable Delays and such other changes thereto as shall be Approved By the Members.

          Property:  The KBH Property and the KBH Shops Property.

          ***

          ***

          ***

          ***

          ***

          ***

          ***

          ***

          ***

          ***

          Regulations: The permanent and temporary regulations, and all amendments, modifications and supplements thereof, from time to time promulgated by the Secretary of the Treasury under the Code.

          Required Capital Contributions:  The Capital
     Contributions required to be made by the Members pursuant to
     Section 4.2 or Section 4.3.

          Required Funds:  Funds determined in accordance with
     Section 4.2 or Section 4.3 to be required by the Subsidiary for the purposes set forth therein.

          ***

          Ritz-Carlton Management:  The Ritz-Carlton Management
     Company, LLC (an Affiliate of Marriott), or any successor thereto.

          Secretary of State:  The Secretary of State of the
     State of Delaware.

          Seller:  As defined in the Recitals.

          Seller's Bay Club Property:  As defined in the
     Recitals.

          Seller's KBH Property:  As defined in the Recitals.

          ***

          ***

          ***

          Subsidiary:  As defined in the Recitals.

          Technology Installation Agreement: The Technology Installation and Services Engagement dated on or about the date hereof between the Company and KB Hotel Operator Inc. (an Affiliate of Marriott), pursuant to which KB Hotel Operator Inc. will cause certain improvements to be made to the *** Hotel.

          Total Project Cost:  The total amount of the Project
     Costs.

          Transfer: A sale, assignment, transfer or other disposition (voluntarily or by operation of law) of, or the granting or creating of a lien, encumbrance or security interest in, a Membership Interest, or any transaction whereby (i) a direct or indirect interest in a Class A Member shall be transferred such that such Class A Member shall cease to be a Person with respect to which ML&P shall directly or indirectly own at least 51% of the beneficial interests and voting rights, other than a transaction involving the sale of all or substantially all of the assets of ML&P to a Person that shall not be a Marriott Competitor,
     (ii) a direct or indirect interest in a Class B Member shall be transferred such that such Class B Member shall cease to be a Person with respect to which Marriott shall directly or indirectly own at least 51% of the beneficial interests and voting rights, other than in connection with a sale of a substantial portion of the assets of Marriott, or (iii) a direct or indirect interest in a Class C Member shall be transferred such that such Class C Member shall cease to be a Person with respect to which Exclusive Resorts shall directly or indirectly either own at least 51% of the beneficial interests and voting rights or else control 100% of the voting rights with respect to matters arising under this Agreement, other than a transaction involving the sale of all or substantially all of the assets of Exclusive Resorts to a Person that shall not be a Marriott Competitor.

          Unavoidable Delay: Any delay in the Project that is due to conditions beyond the reasonable control of the Managing Member, including strikes, labor disputes, acts of God, the elements, inability (despite diligent efforts) to obtain Entitlements, governmental restrictions, regulations or controls, enemy action, civil commotion, fire, casualty, accidents, mechanical breakdowns or shortages of, or inability to obtain, labor, utilities or material and failures by third parties (including Class B Members or Class C Members) to perform in accordance with the reasonable expectations of the Managing Member; provided, however, that any lack of funds of the Class A Members shall not be deemed to be a condition beyond the control of the Managing Member; and provided, further, that the Managing Member shall use commercially reasonable efforts to avoid or mitigate foreseeable events that might develop into Unavoidable Delays.

          Unreturned Capital: With respect to any Member as of any date, the amount (but not less than zero) equal to the excess of (i) the aggregate amount of such Member's Capital Contributions on or before such date, over (ii) the aggregate amount of Distributions to such Member on or before such date pursuant to clauses (a)(ii), (a)(iv),
     (b)(v) and/or (b)(vii) of Section 5.1.

          ***

          Working Plans and Specifications: Working drawings and specifications for the Project or a specified portion thereof.

                           ARTICLE III

                  BUSINESS, PURPOSES AND POWERS

Section 3.1    Business and Purposes.  The sole
business and purpose of the Company shall be (i) to own a 100% ownership interest in the Subsidiary, and (ii) to carry on any and all activities, directly or indirectly, incidental or related hereto (but not including the acquisition of material assets not related to the ownership and management of the Subsidiary). The sole business and purpose of the Subsidiary shall be (i) to acquire, own, hold, develop, construct, lease, operate, manage, maintain, improve, repair, sell, finance and refinance the Property, directly or through one or more agents or contractors, for the production of income, and (ii) to carry on any and all activities, directly or indirectly, incidental or related thereto. The Company shall be the sole member of the Subsidiary.

Section 3.2 Powers. Subject to the provisions of this Agreement, the Company shall have all powers of a limited liability company under the Act and the power to do all things necessary or convenient to operate its business and accomplish its purpose as described in Section 3.1, including the following:

(a) to acquire property, and to hold, operate, manage and exercise rights with respect to all property owned or leased by the Company, including the Company's ownership interest in the Subsidiary;

(b) to sell, transfer, assign, convey, lease, encumber or otherwise dispose of or deal with all or any part of the property of the Company;

(c) to incur costs and expenses and to enter into and carry out contracts, agreements and guaranties necessary to accomplish the purposes of the Company;

(d) to raise and provide such funds as may be necessary to further the purposes of the Company and to borrow money, incur liabilities and issue promissory notes and other evidences of indebtedness, and to secure the same by security interests or other liens on all or any part of the property of the Company;

(e) to employ or retain, on behalf of the Company, such Persons as the Members deem advisable in the operation and management of the business of the Company, including such accountants, attorneys and consultants as the Managing Member reasonably deems appropriate, on such reasonable terms and at such reasonable compensation as the Managing Member shall determine;

(f) to collect, receive and deposit all sums due or to become due to the Company;

(g) to hire and appoint agents and employees of the Company, to define their duties and to establish their compensation;

(h) to pay any and all taxes, charges and assessments that may be levied, assessed or imposed upon any property of the Company;

(i) to demand, sue for, collect, recover and receive all goods, claims, debts, moneys, interest and demands whatsoever now due or that may hereafter become due or belong to the Company, including the right to institute any action, suit or other legal proceedings for the recovery of any property, or any part or parts thereof, to the possession of which the Company may be entitled, and to make, execute and deliver receipts, releases and other discharges therefor under seal or otherwise;

(j) to make, execute, endorse, accept, collect and deliver any and all bills of exchange, checks, drafts and notes of the Company;

(k) to defend, settle, adjust, compound, submit to arbitration and compromise all actions suits, accounts, reckonings, claims and demands whatsoever that now are or hereafter shall be pending between the Company and any Person (other than disputes between or among Members) at law or in equity;

(l) to secure and maintain insurance against liability and property damage with respect to the activities of the Company;

(m)  to cause the Subsidiary to take any actions described in
Section 3.2(a) through Section 3.2(l), inclusive; and

(n) to do and perform all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for, the furtherance and accomplishment of the purposes of the Company and the Subsidiary set forth in Section 3.1.

Section 3.3 Limitations on Scope of Business. Except for the authority expressly granted to the Managing Member in this Agreement, and except for any authority expressly granted to any Person in any agreement that shall have been Approved By the Members, no Member, attorney-in-fact, employee or other agent of the Company shall have any authority to bind or act for the Company or any other Member in the carrying on of their respective businesses or activities.

Section 3.4    Anticipated Agreements.

(a) It is the intention and expectation of the Members (upon which each of Initial Member A, Initial Member B and Initial Member C has relied in entering into this Agreement and contributing to the capital of the Company) that, as soon as reasonably practicable following the Effective Date, the Subsidiary shall enter into the following agreements:

        (i)   ***;

	(ii)  ***;

	(iii) ***;
	(iv)  ***;
	(v)   ***; and
	(vi)  ***.

(b)  ***:

        (i)   ***;

	(ii)  ***; and
	(iii) ***.

                          ARTICLE IV

      INITIAL MEMBERS; CAPITAL CONTRIBUTIONS AND FINANCING

Section 4.1    Initial Members and Percentage Interests.

(a)  Members.  The initial Members shall be Initial Member A,
Initial Member B and Initial Member C.

(b) Percentage Interests. The initial Percentage Interests of the Members shall be as follows:

Member              Percentage
                    Interest

Initial Member A       51%

Initial Member B       34%

Initial Member C       15%

Section 4.2    Initial Capital Contributions; Acquisition
Financing.

(a) Assignment of KBH Acquisition Agreement; Acquisition Deposit. Simultaneously with the execution and delivery of this Agreement, Initial Member A shall cause ML&P to assign to the Subsidiary (with the consent of the Seller, if required) all of ML&P's rights and interests under the Acquisition Agreement (including ML&P's rights and interests with respect to the Acquisition Deposit). As of the Effective Date, the Company shall cause the Subsidiary to pay $1,020,000 to ML&P, $680,000 to Marriott and $300,000 to Exclusive Resorts to reimburse them for the portions of the Acquisition Deposit that they respectively heretofore funded pursuant to the letter of intent among such parties dated July 1, 2004. For convenience, such reimbursements shall be effected by offsetting such amounts against the amounts of the respective Cash Contributions of Initial Member A, Initial Member B and Initial Member C that are to be made pursuant to paragraph (e) of this Section, but the offsetting of such amounts against such Cash Contributions shall be disregarded for purposes of determining the respective Capital Accounts and Priority Contributions Accounts of the Members.

b) Costs Incurred Prior to Effective Date. No Member shall be entitled to any compensation from the Venture, or to be deemed to have made any Capital Contribution, by reason of any cost or expense paid or incurred by such Member or any Affiliate thereof prior to the Effective Date, except that:

             (i)  concurrently with the closing of the
   Acquisition Loan, the Managing Member shall cause the Subsidiary to reimburse ML&P for the costs that are specified in Exhibit S; and

             (ii) ML&P and Marriott may submit to the Subsidiary invoices for, and following review and approval of such invoices by the other Members, which approval shall not be unreasonably withheld, the Managing Member shall cause the Subsidiary to pay:

                    (1)  the reasonable fees and expenses of
 	Teel Palmer & Roeper, LLP with respect to the months of July and August, 2004, insofar as such fees and expenses shall have been attributable to the consummation of the closing under the Acquisition Agreement and/or the documentation of the Acquisition Loan (as opposed to matters relating to the structuring and documentation of the relationships among the Members and their respective Affiliates);

                    (2)  the reasonable fees and expenses of
	ML&P's and Marriott's respective Hawaiian attorneys with respect to their work during the months of July and August 2004 with respect to the transactions contemplated by this Agreement, including their work relating to the liquor license for the *** Hotel and their work with respect to title matters; and

                    (3)  the reasonable fees and expenses of
	Hill Glazier in respect of the preparation of the Preliminary Plans and Specifications and the Preliminary Project Program.

c)  Contribution of ML&P's Interests in KBH Property and KBH
Shops Property. Simultaneously with the closing under the Acquisition Agreement:

             (i) Initial Member A shall cause ML&P to convey to the Subsidiary (by warranty deed in form reasonably satisfactory to Initial Member B and Initial Member C and subject only to Permitted Encumbrances) all of ML&P's rights, title and interests, as fee owner of the KBH Land, with respect to (1) the KBH Land and the improvements thereon and any and all easements, development rights and other appurtenances relating thereto, (including an easement for access between the KBH Land and a public street), (2) the KBH Ground Lease and (3) Seller's KBH Property; and

	    (ii) Initial Member A shall cause ML&P to execute and deliver to the Subsidiary (and the Managing Member shall execute and deliver to ML&P on behalf of the Company) a ground lease in the form heretofore Approved By the Members (the "KBH Shops Ground Lease"), pursuant to which, as more particularly set forth in the KBH Shops Ground Lease, (1) ML&P will net lease the KBH Shops Land to the Subsidiary for $1 per annum, for a term to expire upon the earlier of the 99th anniversary of the date of the closing under the Acquisition Agreement or the date on which ML&P shall purchase the ***, and (2) ML&P shall assign to the Subsidiary, as of the date of the closing under the Acquisition Agreement, all of its rights and interests as landlord under the existing leases relating to the KBH Shops (the "KBH Shops Leases"), so that the Subsidiary will be entitled to receive the income generated by the KBH Shops Leases ***.

       	Initial Member A, on behalf of the Class A Members, hereby makes the following representations and warranties to the Class B Members and the Class C Members with respect to the rights, title and interests to be conveyed by ML&P as required by this paragraph:

                    (1) as of the Effective Date, Initial Member A has no actual knowledge of the existence of any "hazardous material" or "mold" (as such terms are defined in the Credit Agreement relating to the Acquisition Loan) on the Property, or of any other material latent defect with respect to the physical condition of the Property that has not heretofore been disclosed in writing to Initial Member B and Initial Member C;

		    (2) to the knowledge of Initial Member A, if, pursuant to any of the Permitted Encumbrances, the approval or consent of any neighboring property owner's association or other private Person is required ***, the Class A Members will be able to timely obtain such approval or consent without cost to the Company or the Subsidiary;

		    (3) to the knowledge of the Initial Member A, the representations and warranties of ML&P that are included in the KBH Shops Lease are true and accurate in all material respects;

 	 	    (4) as of the Effective Date, Initial Member A has no knowledge of any pending or threatened condemnation proceedings or other litigation with respect to the Property that could reasonably be expected to materially adversely affect the business of the Company or the Subsidiary and has not heretofore been disclosed in writing to Initial Member B and Initial Member C; and

		    (5) Initial Member A has no knowledge of any reason why it should not be possible for the Subsidiary, without incurring any undue expense (including any liability whatsoever to ML&P or any Affiliate thereof, other than standard and commercially reasonable fees payable to any publicly-regulated utility that shall be an Affiliate of ML&P) and without suffering any material delay, to obtain all water and other utility service that will be required for the Property before, during and after the Project.

       	For purposes of the foregoing, Initial Member A shall be deemed to "have knowledge" of a fact or circumstance only if Ryan Churchill or David Cole shall actually be aware of such fact or circumstance as of the Effective Date it being understood, however, that in no event shall any of such individuals have any personal liability hereunder.

       	In consideration of the performance by Initial Member A of its obligations under this paragraph, Initial Member A shall be deemed to have made a Non-Cash Contribution as of the date of the closing under the Acquisition Agreement in the amount of $25,000,000 (the "Class A Member Land Contribution Amount").

(d) Acquisition Financing. Simultaneously with the closing under the Acquisition Agreement, the Managing Members shall cause the Company to cause the Subsidiary to enter into the Mortgage Loan Documents that are described in Exhibit T (in the form heretofore Approved By the Members), and to take such other action as shall be required pursuant to such Mortgage Loan Documents to obtain the loan contemplated thereby (the "Acquisition Loan") for the purpose of financing a portion of the cost of acquiring the Seller's KBH Property pursuant to the Acquisition Agreement.

(e) Cash Contributions Respecting Acquisition Costs. To the extent that the proceeds of the Acquisition Loan shall be insufficient to cover all costs that the Subsidiary shall necessarily incur in order to close on the purchase of Seller's KBH Property in accordance with the Acquisition Agreement, the Managing Member shall so notify the other Members, and the Members shall thereupon make Cash Contributions, in accordance with Section 4.4, when, as and to the extent required in order to provide the Subsidiary with the funds it requires in order to pay such costs.

Section 4.3    Post-Acquisition Costs and Financing.

(a) Costs Relating to *** Hotel and KBH Shops. It is the intention and expectation of the parties that, ***, the operation of the *** Hotel will generate positive ***
Hotel Net Cash Flow and that such *** Hotel Net Cash Flow, together with any income of the Subsidiary from the KBH
Shops Property and any available proceeds of the Acquisition Loan, will be sufficient (i) to pay debt service on the Acquisition Loan and (ii) to cover any capital expenditures required in order to satisfy the obligations of the Subsidiary under the *** Hotel
Management Agreement and/or with respect to the KBH Shops
Property. However, if that should not prove to be the case, then the Managing Member shall so notify the other
Members, and the Members shall thereupon make Cash
Contributions, in accordance with Section 4.4, when, as and to the extent required to provide the Subsidiary with the funds it requires in order to (i) satisfy the Subsidiary's contractual obligations with respect to the Acquisition Loan, the *** Hotel and/or the KBH Shops
Property, (2) satisfy any legal requirements applicable to the *** Hotel and/or the KBH Shops Property, including the payment of taxes, and/or (3) make any expenditures otherwise determined by all of the Members to be desirable in connection with the operation of the *** Hotel and/or the KBH Shops Property.

(b) Project Budget and Financing Plan. The current expectations of the Members with respect to the cost and financing of the Project are set forth in the Preliminary Project Budget and Financing Plan. As the planning for the Project proceeds, the Members expect to elaborate and refine the Project Budget and Financing Plan to reflect increasingly reliable estimates of Project Costs, feedback from prospective Mortgage Loan Providers and other relevant factors. The making of any changes to the Project Budget and Financing Plan shall constitute a Major Decision (and must therefore be Approved By the Members), except that the Managing Member is hereby authorized, upon notice to the other Members, to modify the Project Budget and Financing Plan from time to time to (i) re-allocate amounts from budget lines with respect to which Project Cost Savings shall have been achieved (as evidenced by signed contracts) to the budget line for "contingency" and/or (ii) re-allocate from such contingency budget line to any budget line with respect to which a Project Cost Overrun shall have occurred an amount or amounts not exceeding in the aggregate the lesser of (1) 5% of the amount (as theretofore Approved By the Members) of the budget line with respect to which such Project Cost Overrun shall have occurred or
(2) the amount then remaining in such contingency budget line. Notwithstanding the foregoing (or any other provision of this Agreement), any expenditure by the Managing Member of any amount in excess of $25,000 must be Approved By the Members until such time as the Preliminary Project Budget and Financing Plan shall have been modified to include a detailed budget for the pre-construction phase of the Project that shall have been Approved By the Members. The Members intend that the Preliminary Project Budget and Financing Plan shall be so modified within 30 days after the Effective Date.

(c) Project Financing. When and as contemplated by the Project Schedule, the Managing Member (i) shall make commercially reasonable efforts (at the Company's cost) to cause the Subsidiary to obtain a commitment or commitments, from an Institutional Lender or Institutional Lenders, to provide, on terms consistent with the Project Budget and Financing Plan and otherwise on terms Approved By the Members, the Project Loan(s) that shall be contemplated by the Project Budget and Financing Plan, (ii) shall execute and deliver on behalf of the Subsidiary the Mortgage Loan Documents contemplated by such commitment or commitments, provided that such Mortgage Loan Documents shall be consistent in all material respects with the Project Budget and Financing Plan and with any applicable commitment letter theretofore Approved By the Members and shall otherwise be on terms Approved by the Members, and shall make commercially reasonable efforts (at the Company's cost) to cause the applicable Mortgage Loan Provider(s) to execute and deliver such Mortgage Loan Documents, (iii) subject to Section 6.4, shall make commercially reasonable efforts (at the Company's cost) to cause the Company to cause the Subsidiary to comply with the Subsidiary's obligations under such Mortgage Loan Documents and
(iv) shall cause the Subsidiary to timely apply for, and make commercially reasonable efforts (at the Company's cost) to cause such Mortgage Loan Provider(s) to make, timely disbursements of the Project Loan(s), as contemplated by such Mortgage Loan Documents, to cover Project Costs as and when they are incurred by the Subsidiary.

(d) Cash Contributions Respecting Project Costs. Subject to the provisions of paragraph (b) of this Section relating to Project Cost Overruns, when and to the extent that the proceeds of the Project Loan(s) any available *** Hotel Net Cash Flow and any available income from the KBH Shops Property shall be insufficient to cover the Project Costs as and when they are incurred in accordance with the Project Schedule and the Project Budget and Financing Plan, the Managing Member shall so notify the other Members, and, unless the Members shall agree instead to lend money to the Company to cover such Project Costs, the Members shall thereupon make Cash Contributions, in accordance with Section 4.4, when, as and to the extent required in order to provide the Subsidiary with the funds it requires in order to pay such Project Costs.

(e)  Indemnity Obligation:  In the circumstances described in
Section 4 of the Contribution and Indemnification Agreement dated as of the date hereof among ML&P, Marriott, Exclusive Resorts and the Subsidiary, the Managing Member shall call for, and the Members shall make, Cash Contributions, in accordance with
Section 4.4, when and as required in order to cause the Subsidiary to indemnify ML&P, Marriott and/or Exclusive Resorts in accordance with Section 4 of such Contribution and Indemnification Agreement (subject to Section 5 of such Contribution and Indemnification Agreement).

Section 4.4    Funding of Required Cash Contributions.

(a) All Required Cash Contributions shall be funded by the Members pro rata, in proportion to their respective Percentage
Interests, except that:

                    (i)  in recognition of the Class A Member
	Land Contribution, the Class A Members shall neither be required nor (except as provided in Section 10.2) permitted to make any further Capital Contributions until (1) the Class B Members shall have made Cash Contributions in the aggregate amount of $16,666,667 (i.e. 34% of $49,019,608, which is the amount of which $25,000,000 represents 51%) and the (2) the Class C Members shall have made Cash Contributions in the aggregate amount of $7,352,941 (i.e. 15% of such amount); and

		   (ii) in the meanwhile, the Class B Members shall be required to contribute 34/49, and the Class C Members shall be required to contribute 15/49, of any portion of any Required Cash Contribution for which the Class A Members would be responsible but for the foregoing clause (i).

(b) Each Member shall contribute its proportionate share of each Required Capital Contribution by wire transfer to the Company's bank account on or before the due date that shall be specified in the written notice from the Managing Member (delivered concurrently to all Members) by which the Managing Member shall notify the Members of the need for such Required Capital Contribution (which due date shall be not less than 20 days after the date of such notice, except in an emergency, or in the case of a Required Capital Contribution pursuant to Section 4.2(e), in which case such due date may be less than 20 days, but not less than two Business Days, after the date of receipt of such notice). For purposes of the foregoing, an "emergency" shall be deemed to exist if, but only if, an expenditure is required in order to prevent an imminent and material risk of physical injury or property damage and/or to avoid the incurring by the Subsidiary of material incremental liability (i.e., material liability in excess of the amount of the applicable Required Capital Contribution).

(c) Except as provided in paragraph (d) of this Section, if any Member shall fail to contribute its proportionate share of any Required Capital Contribution on the due date therefor, such Member shall be required to pay to the Company a premium (a "Late Contribution Premium") equal to the product of (i) the amount of such late contribution multiplied by (ii) the product of (1) 0.1% of such amount multiplied by (2) the number of days between such due date and the earlier of (A) the date on which such Member shall pay its proportionate share of such Required Capital Contribution or (B) the date on which Non-Defaulting Members shall cure such default pursuant to Section 10.2 or Section 10.4. Any Late Contribution Premium paid to the Company shall become part of the assets of the Company but no Late Contribution Premium shall be credited toward the Priority Contribution Account of any Member.
(d) Notwithstanding the foregoing, no Class C Member shall be required to pay any Late Contribution Premium with respect to any Extraordinary Class C Member Contribution that such Class C Member shall have elected not to make, provided that such Class C Member shall have delivered written notice of such election to the Class A Members and the Class B Members on or before the due date for such Extraordinary Class C Member Contribution.

Section 4.5    Capital Accounts.

(a) The Company shall establish and maintain a Capital Account for each Member in accordance with the provisions of Section
704(b) of the Code and the Regulations thereunder.

(b) Each Member's Capital Account shall be maintained in accordance with the following provisions:

                    (i)  Each Member's Capital Account shall be
	credited with the amounts of such Member's Capital Contributions, such Member's distributive share of Profits and any items in the nature of income or gain that are specially allocated to the Member pursuant to
	Article V, and the amount of any liabilities of the Company assumed by such Member or that are secured by any property distributed by the Company to such Member;

		    (ii) Each Member's Capital Account shall be charged with the amounts of cash and the Carrying Value of any property distributed by the Company to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and any items in the nature of expenses or losses that are specially allocated to the Member pursuant to Article V, and the amount of any liabilities of such Member that are assumed by the Company or are secured by any property contributed by such Member to the Company;

		   (iii) If all or a portion of a Member's
	Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest; and

		   (iv)  In determining the amount of any
	liability for purposes of this Section 4.5(b), Section 752(c) of the Code and any other applicable provisions of the Code and Regulations shall be taken into account. This Section 4.5(b) and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. If the Managing Member, with the advice of the Company's independent certified public accountants, reasonably determines that it is prudent in order to comply with such Regulations to modify the manner in which the Capital Accounts, or any charges or credits thereto (including charges or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company or by Members), are computed, the Managing Member may make such modification, but only if it is not likely to have a material effect on the amounts to be distributed to any Member pursuant to Section 5.1 or pursuant to
	Section 13.3 upon the dissolution of the Company. The Managing Member also shall make any adjustments that may be necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q).

Section 4.6 Return of Capital Contributions. No Member shall be entitled to demand the return of any Member's Capital Account or any Capital Contribution at any particular time, except upon dissolution of the Company. No Member shall be entitled at any time to demand or receive property other than cash. Unless otherwise provided by law, no Member shall be personally liable for the return or repayment of all or any part of any other Member's Capital Account or Capital Contribution, it being expressly agreed that any such return of capital pursuant to this Agreement shall be made solely from the assets of the Company (which shall not include any right of contribution from any Member).

Section 4.7 No Third Party Beneficiary Rights. The provisions of this Article IV are not intended to be for the benefit of any creditor or any other Person (other than a Member in such Member's capacity as such) to which any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members; and no such creditor or other Person shall obtain any right under any of such provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any of the Members. Nothing in this Section shall impair or affect any security or pledge agreement granted to a lender by the Company.

Section 4.8    Capital Contributions Relating to Entitlements.
As contemplated by Exhibit L, it is anticipated that the Entitlement Services Agreement will provide for the Class A Members to be deemed to have made certain Cash Contributions and/or Non-Cash Contributions. Upon the execution and delivery of the Entitlement Services Agreement, the Members will enter into any modification of this Agreement that shall be necessary in order to conform the provisions of this Agreement with the provisions of the Entitlement Services Agreement relating to such Capital Contributions.

                            ARTICLE V

                  ALLOCATIONS AND DISTRIBUTIONS

Section 5.1    Distributions.

(a) Net Cash Flow. The Managing Member shall reasonably determine the amount of Net Cash Flow from time to time and shall distribute the Net Cash Flow among the Members, quarterly within thirty (30) days after the end of each Fiscal Quarter during each Fiscal Year, in the following order of priority:

                (i)  first, to the Members, pro rata in
	proportion to their respective Priority Return Percentage Interests, until and unless the Members shall have received, through Distributions pursuant to this clause
	(i) and/or clause (b)(iv) of this Section, a Cumulative *** Return on the aggregate amount of the balances in the Members' Priority Contribution Accounts as of the end of the applicable Fiscal Quarter;

		(ii) next, to the Members, pro rata in proportion to their respective Priority Return Percentage Interests, until and unless the Members shall have received Distributions pursuant to this clause (ii) and/or clause
	(b)(v) of this Section sufficient to have reduced the balance in each Member's Priority Contribution Account to zero;

		(iii) next, to the Class A Members, pro rata in proportion to their respective Percentage Interests, until and unless the Class A Members shall have received, through Distributions pursuant to this clause (iii) and/or clause (b)(vi) of this Section, a Cumulative *** Return on the Class A Member Subordinated Contribution Amounts;

		(iv) next, to the Class A Members, pro rata in proportion to their respective Percentage Interests, until and unless the Class A Members shall have received Distributions under this clause (iv) and/or clause (b)(vii) of this Section equal in the aggregate to the Class A Member Subordinated Contribution Amounts; and

		(v) thereafter, among the Members, pro rata in proportion to their respective Percentage Interests.

(b) Capital Proceeds. Except as otherwise set forth herein, Capital Proceeds (including Capital Proceeds distributed to the Members in winding up the Company pursuant to Section 13.3) shall be applied and distributed in the following order of priority:

       		(i) first, to pay any debts or liabilities of the Company and the Subsidiary other than debts and liabilities
	(1) incurred in connection with the Capital Transaction that produces such Capital Proceeds, or (2) owed to Members, and then to pay, if applicable, the costs and expenses of winding up and terminating the Company and the Subsidiary;

		(ii) next, to establish any reserves that the Managing Member reasonably determines to be necessary to provide for any contingent or unforeseen liabilities or obligations of the Company or the Subsidiary; but at the expiration of such period of time as the Managing Member reasonably determines to be advisable, the balance of the reserves remaining after the payment of such contingencies shall be distributed in the manner hereinafter provided in this Section 5.1(b);

		(iii) next, to pay any debts or liabilities of the Company to Members;

		(iv) next, to the Members, pro rata in proportion to their respective Priority Return Percentage Interests, until and unless the Members shall have received, through Distributions pursuant to this clause (iv) and/or clause
	(a)(i) of this Section, a Cumulative *** Return on the aggregate amount of the balances in the Members' Priority Contribution Accounts as of the end of the applicable Fiscal Quarter;

		(v) next, to the Members, pro rata in proportion to their respective Priority Return Percentage Interests, until and unless the Members shall have received Distributions pursuant to this clause (v) and/or clause
	(a)(ii) of this Section sufficient to have reduced the balance in each Member's Priority Contribution Account to zero;

		(vi) next, to the Class A Members, pro rata in proportion to their respective Percentage Interests, until and unless the Class A Members shall have received, through Distributions pursuant to this clause (vi) and/or clause (a)(iii) of this Section, a Cumulative *** Return on the Class A Member Subordinated Contribution Amounts;

		(vii) next, to the Class A Members, pro rata in proportion to their respective Percentage Interests, until and unless the Class A Members shall collectively have received Distributions under this clause (vii) and/or clause (a)(iv) of this Section equal in the aggregate to the Class A Member Subordinated Contribution Amounts;

		(viii) next, to the Members, pro rata, in proportion to the positive balances in their Capital Accounts (as constituted after allocating, in the case of a sale or other disposition of the Company's or the Subsidiary's assets, the Profit or Loss from such sale or other disposition, and after reduction by Distributions pursuant to the foregoing provisions), until the Capital Accounts of all Members are reduced to zero; and

		(ix) thereafter, among the Members, pro rata, in proportion to their respective Percentage Interests.

(c) Priority Contribution Accounts. Solely for the purpose of determining the various amounts to be distributed pursuant to this Section, there is hereby established, and shall be maintained by the Managing Member for each Member, an "account" (each a "Priority Contribution Account"), into which cash shall not actually be deposited but which shall be (i) credited with the amount of each Cash Contribution made by such Member pursuant to Section 4.2, Section 4.4 or Section 10.2 or as contemplated by the Entitlement Services Agreement, (ii) reduced by the amount of each Dilution Debit assessed to such Member pursuant to Section 10.2, (iii) increased by the amount of each Dilution Credit received by such Member pursuant to Section 10.2, and (iv) reduced by the amount of each Distribution received by such Member pursuant to clause (a)(ii) or (b)(v) of this Section. In addition, the Priority Contribution Account of Initial Member A shall be credited with *** of the total $25,000,000 amount of the Class A Member Land Contribution Amount. For purposes of this Agreement, "Class A Member Subordinated Contribution Amounts" shall mean (1) the *** of the Class A Member Land Contribution Amount that shall not be credited to Initial Member A's Priority Contribution Account as contemplated by the preceding sentence and (2) any Non-Cash Contributions that the Class A Members shall be deemed to have made by reason of making affordable housing credits, park credits and/or other like credits available to the Subsidiary as contemplated by the Entitlement Services Agreement.

(d)  ***.

Section 5.2 Determination of Profits and Losses. For purposes of this Agreement, the profit ("Profit") or loss ("Loss") of the Company for each Fiscal Year shall be the net income or net loss of the Company for such Fiscal Year as determined for Federal income tax purposes, but computed with the following adjustments:

(a)  without regard to any adjustment to basis pursuant to
Section 743 of the Code (except as provided in Section 5.2(h));

(b) by including the net gain (after expenses) or net loss (after expenses) realized or incurred by the Company in a Capital Transaction determined on the basis of the Carrying Value of the property that is the subject of the sale or other disposition;

(c) by taking into account items of deduction attributable to any property of the Company based upon the Carrying Value of such property;

(d) by including as an item of gross income any tax-exempt income received by the Company;

(e) by treating as a deductible expense any expenditure of the Company described in Section 705(a)(2)(B) of the Code;

(f) by excluding any item of income, gain, loss or deduction that is required to be specially allocated to a Non-Cash
Contributing Member pursuant to Section 704(c) of the Code and the Regulations thereunder;

(g) in the event the Carrying Value of an asset of the Company is adjusted pursuant to clauses (ii) or (iii) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit or Loss;

(h) to the extent an adjustment to the Adjusted Basis of any asset of the Company pursuant to Sections 734(b) or 743(b) of the Code is required by Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member's Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Adjusted Basis of the asset) or loss (if the adjustment decreases the Adjusted Basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profit or Loss; and

(i) after making the special allocation (if any) of interest required by Section 5.11.

Section 5.3 Allocation of Profits. The Profit of the Company for each Fiscal Year in which the Company has a Profit shall be allocated among, and credited to the Capital Accounts of, the Members in accordance with the following order of priority:

(a) first, to the Members who received allocations of Losses for earlier Fiscal Years pursuant to Section 5.4(d), pro rata, in proportion to the cumulative amount of those Losses previously allocated to them, until those Members have received cumulative allocations of Profits pursuant to this Section 5.3(a) for the current Fiscal Year and all prior Fiscal Years equal to the cumulative amount of Losses allocated to them pursuant to Section 5.4(d) from the Effective Date;

(b) next, to the Members who received allocations of Losses for earlier Fiscal Years pursuant to Section 5.4(c), pro rata, in proportion to the cumulative amount of those Losses previously allocated to them, until those Members have received cumulative allocations of Profits pursuant to this Section 5.3(b) for the current Fiscal Year and all prior Fiscal Years equal to the cumulative amount of Losses allocated to them pursuant to Section 5.4(c) from the Effective Date;

(c) next, to the Members, pro rata, in proportion to the cumulative Distributions made to them under clauses (a)(i),
(a)(iii), (b)(iv) and/or (b)(vi) of Section 5.1, until those Members have received cumulative allocations of Profit pursuant to this Section 5.3(c) for the current Fiscal Year and all prior Fiscal Years equal to the cumulative amount of such Distributions; and

(d) thereafter, to the Members, pro rata, in proportion to their respective Percentage Interests.

Section 5.4 Allocation of Losses. The Loss of the Company for each Fiscal Year in which the Company has a Loss shall be allocated among, and charged to the Capital Accounts of, the Members in accordance with the following order of priority:

(a) first, to the Members who received allocations of Profits in earlier Fiscal Years pursuant to Section 5.3(d), pro rata, in proportion to the cumulative amount of Profits previously allocated to them, until those Members have received cumulative allocations of Losses pursuant to this Section 5.4(a) for the current Fiscal Year and all prior Fiscal Years equal to the cumulative amount of Profits allocated to them pursuant to
Section 5.3(d) from the Effective Date;

(b) next, to the Members who received allocations of Profits in earlier Fiscal Years pursuant to Section 5.3(b), pro rata, in proportion to the cumulative amount of Profits previously allocated to them, until those Members have received cumulative allocations of Losses pursuant to this Section 5.4(b) for the current Fiscal Year and all prior Fiscal Years equal to the cumulative amount of Profits allocated to them pursuant to
Section 5.3(b);

(c) next, to the Members who have positive Capital Accounts, pro rata, in proportion to the respective amounts of their positive
Capital Accounts, until the Capital Accounts of those Members are reduced to zero; and

(d) thereafter, to the Members, pro rata, in proportion to their respective Percentage Interests.

Section 5.5 Income Tax Elections. In the event of a Transfer of all or part of a Membership Interest (or of the interest of a partner or member in a partnership or limited liability company that is a Member), the Managing Member may (but shall not be obligated to) make the election described in Section 754 of the Code.

Section 5.6    Income Tax Allocations.

(a) For purposes of Sections 702 and 704 of the Code, or the corresponding sections of any future Federal internal revenue law, or any similar tax law of any state or other jurisdiction, the Company's profits, gains and losses for Federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof, shall be allocated among the Members, to the extent possible, in the same proportions as the corresponding "book" items are allocated pursuant to Section
5.3 and Section 5.4, except as otherwise provided in Section
5.10.

(b) If any portion of the Profit from a Capital Transaction allocated among the Members pursuant to Section 5.6(a) is characterized as ordinary income under the recapture provisions of the Code, each Member's distributive share of taxable gain from the sale of the property that gave rise to such Profit (to the extent possible) shall include a proportionate share of the recapture income equal to that Member's share of prior cumulative depreciation deductions with respect to the property that give rise to the recapture income.

Section 5.7 Transfers During Fiscal Year. In the event of the Transfer of all or any part of a Membership Interest (in accordance with the provisions of this Agreement) at any time other than the end of a Fiscal Year, the share of Profit or Loss and items of income, gain, loss and expense (in respect of the Membership Interest so Transferred) shall be allocated between the transferor and the transferee in the same ratio as the number of days in the Fiscal Year before and after such Transfer. This Section shall not apply to Profit or Loss from Capital Transactions or to other extraordinary nonrecurring items.
Profit and Loss from Capital Transactions shall be allocated on the basis of the Members' Priority Return Percentage Interests and Percentage Interests on the date of closing of the sale and extraordinary or nonrecurring items of gain or loss shall be allocated on the basis of the Members' Priority Return Percentage Interests and Percentage Interests on the date the gain is realized or the loss incurred, as the case may be. If during any Fiscal Year the Priority Return Percentage Interests or Percentage Interests of the Members are adjusted pursuant to any provision of this Agreement that provides for such adjustment, the share of Profit or Loss of the Company for such Fiscal Year that is to be allocated among the Members in proportion to their Priority Return Percentage Interests or Percentage Interests shall be allocated among the Members in the same manner as provided in this Section in the case of a Transfer of a Membership Interest.

Section 5.8    Intentionally Omitted.

Section 5.9    Special Allocations to Comply with Section 704
Regulations.

(a) General Rule. Notwithstanding the provisions of Section 5.3 or Section 5.4, if the allocation of a Loss to a Member for any Fiscal Year pursuant to Section 5.4 would cause or increase a negative balance in the Member's Adjusted Capital Account (as defined in Section 5.9(f)) on the last day of the Fiscal Year which exceeds the sum of the Member's share of Minimum Gain on Nonrecourse Liability (as defined in Section 5.9(g)) and the Member's share of Minimum Gain on Member Nonrecourse Debt (as defined in Section 5.9(h)) as of the last day of the Fiscal Year, then the portion of the Loss that would have such effect shall instead be specially allocated among the Members who have positive balances in their Adjusted Capital Accounts on the last day of the Fiscal Year and the Members who have negative balances in their Adjusted Capital Accounts on the last day of the Fiscal Year that do not exceed the sum of their respective shares, on the last day of the Fiscal Year, of Minimum Gain on Nonrecourse Liability and Minimum Gain on Member Nonrecourse Debt. The Loss to be specially allocated pursuant to the preceding sentence shall be allocated among the Members referred to in the preceding sentence, pro rata, in proportion to their respective Loss Allocation Amounts (as defined in subsection (i)). For purposes of this Section, a Member's share of Minimum Gain on Nonrecourse Liability and Minimum Gain on Member Nonrecourse Debt shall be determined pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and a Member's share of excess nonrecourse liabilities (as described in Regulations Section 1.752-3(a)(3)) shall be based upon the Member's Percentage Interest.

(b) Qualified Income Offset. If, at the end of any Fiscal Year, any one or more of the Members has a negative balance in the Member's Adjusted Capital Account that exceeds the sum of the Member's share of Minimum Gain on Nonrecourse Liability and the Member's share of Minimum Gain on Member Nonrecourse Debt at the end of the Fiscal Year, then income and gain for the Fiscal Year (and, if necessary, subsequent Fiscal Years) shall be allocated as quickly as possible among all Members who have such negative balances in their Adjusted Capital Accounts, pro rata, in proportion to their respective Income Allocation Amounts (as defined in Section 5.9(j)) to the extent necessary to reduce the negative balance of each Member's Adjusted Capital Account to an amount equal to the sum of the Member's share of Minimum Gain on Nonrecourse Liability and the Member's share of Minimum Gain on Member Nonrecourse Debt as of the end of the Fiscal Year; provided that an allocation pursuant to this Section 5.9(b) shall be made only if and to the extent that such Member would have such a negative balance in the Member's Adjusted Capital Account in excess of the sum of the Member's share of Minimum Gain on Nonrecourse Liability and the Member's share of Minimum Gain on Member Nonrecourse Debt after all other allocations provided for in this Article V have been tentatively made as if this Section 5.9(b) were not a part of this Agreement. The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-1(b)(2)(ii)(d)(3).

(c) Minimum Gain Chargeback - Nonrecourse Liability. If there is a net decrease in the Minimum Gain on Nonrecourse Liability (as defined in Section 5.9(g)) during any Fiscal Year, the Members shall be allocated items of income and gain for the Fiscal Year, before any other allocation of Company items described in Code Section 704(b) is made for such Fiscal Year (and, if necessary subsequent Fiscal Years), in the amounts and in the proportions required by Regulations Sections 1.704-2(f) and 1.704-2(j)(2)(i). The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(f).

(d) Minimum Gain Chargeback - Member Nonrecourse Debt. If there is a decrease in the Minimum Gain on Member Nonrecourse Debt during a Fiscal Year, then any Member who has a share of the Minimum Gain on Member Nonrecourse Debt at the beginning of such Fiscal Year shall be allocated items of income and gain for such Fiscal Year, before any other allocation of Company items described in Code Section 704(b) is made for such Fiscal Year (and, if necessary, subsequent Fiscal Years), in the amounts and in the proportions required by Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii). The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(i)(4).

(e) Member Nonrecourse Debt Deductions. Member Nonrecourse Deductions with respect to Member Nonrecourse Debt shall be specially allocated among the Member or Members that bear the economic risk of loss with respect to such Member Nonrecourse Debt in the amounts and in the proportions required by Regulations Section 1.704-2(i)(1). The allocations referred to in this subsection shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(i).

(f) Adjusted Capital Account. The term "Adjusted Capital Account" shall mean the amount of a Member's Capital Account (determined before the special allocation to be made pursuant to this subsection, but after making all other adjustments to Capital Account for the applicable Fiscal Year with respect to contributions, allocations and distributions), whether positive or negative, reduced by reasonably expected adjustments described in Regulations Section 1.704-1(b)(2)(ii)(d)(4) and by reasonably expected allocations of loss and deduction described in Regulations Section 1.704-1(b)(2)(ii)(d)(5) and reasonably expected distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(6), and increased by the amount of the Member's "risk of loss" (as defined in Regulations Section 1.752-2(b)) with respect to the recourse liabilities of the Company.

(g) Minimum Gain on Nonrecourse Liability. The term "Minimum Gain on Nonrecourse Liability" shall mean the aggregate amount of gain, if any, that would be realized by the Company if, in a taxable transaction, it disposed of all Company property subject to Nonrecourse Liabilities of the Company (as defined in Regulations Section 1.704-2(b)(3)) in full satisfaction thereof (and for no other consideration). The Members intend that Minimum Gain on Nonrecourse Liability shall be determined in accordance with the provisions of Regulations Section 1.704-2(d)(1).

(h) Minimum Gain on Member Nonrecourse Debt. The term "Minimum Gain on Member Nonrecourse Debt" shall mean the aggregate amount of gain, if any, that would be realized by the Company if, in a taxable transaction, it disposed of all Company property encumbered by Mortgages securing Member Nonrecourse Debt of the Company (i.e., a nonrecourse debt for which one or more of the Members bears the economic risk of loss, and defined in Regulations Section 1.704-2(b)(4)), in full satisfaction thereof (and for no other consideration). The Members intend that Minimum Gain on Member Nonrecourse Debt shall be determined in accordance with the provisions of Regulations Section 1.704-2(i)(3).

(i) Loss Allocation Amount. The term "Loss Allocation Amount" shall mean (i) in the case of a Member that has a positive balance in its Adjusted Capital Account, an amount equal to the sum of (x) the positive balance in such Member's Adjusted Capital Account, (y) such Member's share of Minimum Gain on Nonrecourse Liability, and (z) such Member's share of Minimum Gain on Member Nonrecourse Debt, or (ii) in the case of a Member that has a negative balance in its Adjusted Capital Account that does not exceed the sum of such Member's share of Minimum Gain on Nonrecourse Liability and such Member's share of Minimum Gain on Member Nonrecourse Debt, an amount equal to the excess of (x) the sum of such Member's share of Minimum Gain on Nonrecourse Liability and such Member's share of Minimum Gain on Member Nonrecourse Debt, over (y) the balance of such Member's Adjusted Capital Account (treated as a positive number).

(j) Income Allocation Amount. The term "Income Allocation Amount" shall mean, in the case of a Member that has a negative balance in its Adjusted Capital Account that exceeds the sum of such Member's share of Minimum Gain on Nonrecourse Liability and such Member's share of Minimum Gain on Member Nonrecourse Debt, an amount equal to such excess.

(k) Gross Income Allocation. Each Member that has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of such Member's share of Minimum Gain on Nonrecourse Liability and such Member's share of Minimum Gain on Member Nonrecourse Debt shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.9(k) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.9(b) and this Section 5.9(k) were not a part of this Agreement.

(l)  Nonrecourse Deductions.  Nonrecourse Deductions for any
Fiscal Year shall be specially allocated among the Members, pro rata, in accordance with their Percentage Interests.

(m) Section 754 Adjustments. In any case where an adjustment to the Adjusted Basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required (pursuant to Regulations
Section 1.704-1(b)(2)(iv)(m)(2) or Regulations 1.704-
1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts because of a distribution to a Member in complete liquidation of such Member's interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated among the Members in accordance with their interests in the Company in the event that (i) Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or (ii) the Members to which such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(n) Curative Allocations. The term "Regulatory Allocations" shall mean the allocations set forth in Section 5.9(a) through
Section 5.9(e) and Section 5.9(k) through Section 5.9(m). Offsetting special allocations of Company income, gain, loss or deduction shall be made so that, after such offsetting allocations are made, each Member's Capital Account is, to the extent possible, equal to the Capital Account such Member would have had if the Regulatory Allocations were not included in this Agreement. For this purpose, future Regulatory Allocations under
Section 5.9(c) and Section 5.9(d) that are likely to offset current Regulatory Allocations under Section 5.9(e) and Section 5.9(l) shall be taken into account.

(o) Winding Up. If, upon the winding up of the Company, the aggregate amount of the Distributions to a Member pursuant to
Section 13.3 do not equal such Member's Capital Account immediately before such Distributions (after the tentative allocation of Profit or Loss and special allocations of income, gain, deduction or loss for such Fiscal Year), then, the Managing Member shall then make such special allocations of income, gain, deduction or loss necessary to maintain equality between the Capital Account of such Member and the aggregate amount of such Distributions to such Member.

Section 5.10   Allocations Regarding Contributed Property.

(a) Each item of taxable income, gain, loss or deduction attributable to (i) any Contributed Property, and (ii) any other property of the Company the Carrying Value of which has been adjusted pursuant to clauses (ii) or (iii) of the definition of Carrying Value, shall be allocated among the Members in accordance with Section 704(c) of the Code, using such method permitted by Section 704(c) of the Code and the Regulations thereunder as may be selected by the Managing Member, on the advice of the Company's independent certified public accountants, so as to take into account the variation, at the time of contribution or adjustment to Carrying Value, between the Adjusted Basis and the Carrying Value of such property, as required by Regulations Section 1.704-1(b)(4)(i) and Section 1.704-3.

(b)  Any portion of such items not allocated in accordance with
Section 5.10(a) shall be allocated in accordance with the other provisions of this Article V.

Section 5.11 Special Allocation of Interest. All interest paid by a Defaulting Member on a Default Loan to the Company pursuant to Section 10.6 shall be specially allocated to such Defaulting
Member for the Fiscal Year in which such interest is paid.

Section 5.12 Tax Matters Partner. The Managing Member shall be the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code (the "Tax Matters Partner"). The Tax Matters Partner shall be authorized and required to represent the Company (at the expense of the Company) in connection with all examinations of the affairs of the Company by any federal, state or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Company for professional services and costs associated therewith. The Tax Matters Partner shall take all actions necessary to preserve the rights of the Members with respect to audits and shall provide all Members with notices of all such proceedings and other information as required by law. The Tax Matters Partner shall obtain the prior written consent of each Member before settling, compromising or otherwise altering the defense of any proceeding before the Internal Revenue Service if such Member or any of its constituent partners or members could be affected thereby. The Tax Matters Partner shall keep the Members timely informed of its activities under this Section. The Tax Matters Partner may prepare and file protests or other appropriate responses to such audits affecting the Company. The Tax Matters Partner shall select qualified counsel to represent the Company in connection with any audit conducted by the Internal Revenue Service or by any state or local authority. All expenses incurred in connection with the foregoing activities, including legal and accounting costs, shall be borne by the Company. Any additional expenses with respect to judicial review of adverse determinations in connection with any such tax audits or the defense of any Member against any claim asserted by the Internal Revenue Service or state or local tax authority of additional tax liability arising out of the Member's ownership of its Membership Interest shall only be incurred by the Member(s) that shall have authorized the Tax Matters Partner, in writing, to proceed with such judicial review or defense. Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner in connection with the conduct of all such proceedings.
Section 5.13 Election to be Taxed as Association. The Company shall be treated as a partnership for federal income tax purposes. No Member shall cause the Company to elect to be treated as an association taxable as a corporation for federal income tax purposes in accordance with Regulations Section 301.7701-3(c), (or shall cause the Subsidiary to be treated as other than a disregarded entity) unless such election is approved in writing by all Members.

                           ARTICLE VI

                  RIGHTS AND DUTIES OF MEMBERS

Section 6.1    Management.

(a) Subject to the provisions of Section 6.4, the business and affairs of the Company shall be managed under the direction of the Managing Member, which (at the Company's cost) shall make commercially reasonable efforts to implement those Major Decisions that shall have been Approved By the Members and which, subject to Section 6.4, may exercise all powers of the Company and perform or authorize the performance of all lawful acts that are not by the Act or this Agreement directed or required to be exercised or performed by (or only with the approval of) the Members. All acts of the Managing Member within the scope of its authority shall bind the Company. Without limitation of the foregoing, the Managing Member shall have the exclusive authority to cause the Company to appoint and remove officers of the Subsidiary.

(b) It is the intention of the Members that, to ease the administrative burden on the Managing Member and facilitate the Project, the Subsidiary will in due course engage the services of a qualified development management firm (the "Development Manager") that will be charged with overseeing and coordinating the work of all Project Architects, Project Construction Contractors and other third parties engaged by the Subsidiary in connection with the Project. The Managing Member shall make commercially reasonable efforts (at the Company's cost and subject to Section 6.4) to cause the Development Manager, the Project Architects(s), the Project Construction Contractor(s), and the various other Persons with which the Subsidiary shall contract in connection with the Project, to perform their respective contractual obligations to the Subsidiary. However, the Managing Member shall not be responsible for any failure by the Development Manager or any other Person to perform, or for any wrongdoing or errors or omissions of any such Person, and the Managing Member may rely on advice received by it in connection with the Project from the Development Manager, the Project Architect(s), the Company's attorneys and other professionals engaged from time to time by the Company or the Subsidiary, without any liability on the part of the Managing Member to the Company or any of the other Members, in each case subject only to the limitation that the Managing Member is not hereby exculpated from responsibility for any fraud, gross negligence, misrepresentation, breach of fiduciary duty or willful misconduct of the Managing Member. The Managing Member shall make commercially reasonable efforts to cause the Development Manager to submit regular reports to the Members in accordance with the Development Management Agreement.

(c) Subject to Unavoidable Delays, the Managing Member shall use commercially reasonable efforts to cause the various Project-related activities that are contemplated by the Project Schedule to be timely undertaken and completed, in accordance with the Project Schedule and the Project Budget and Financing Plan. The Managing Member shall make commercially reasonable efforts to keep the other Members apprised of any circumstances requiring changes to the Project Schedule and/or the Project Budget and Financing Plan. The Managing Member shall not make expenditures other than in accordance with the Project Budget and Financing Plan (as the same shall be modified from time to time in accordance with Section 4.3(b)).

(d) The Managing Member shall be Initial Member A, or another Class A Member designated by the Class A Members by notice to the Class B Members and the Class C Members; provided, however, that
(i) in the event that the Class A Members shall be Defaulting Members, the Class B Members shall have the option, to be exercised by written notice to the other Members, to appoint a Class B Member to serve as the Managing Member; (ii) at any time when there should no longer be any Class A Members, the Managing Member shall be the Class B Member that holds the largest Class B Membership Interest, and (iii) at any time when there should no longer be any Class A Members or any Class C Members, The Managing Member shall be the Class C Member that holds the largest Class C Membership Interest.

(e) Each Class of Members shall designate from time to time (by written notice to the other Members) at least one individual who shall have familiarity with the day-to-day activities of the Company and the Subsidiary and who shall be authorized to evidence the approval of such Class of Members with respect to Major Decisions (each, an "Authorized Representative"). The Managing Member shall convene regular face-to-face and/or telephonic meetings for the purpose of fostering consensus-building and cooperation among the Members and otherwise facilitating the work of the Subsidiary and its agents and contractors. The locations of any face-to-face meetings of the Authorized Representatives will vary as appropriate, so as not to place an undue travel burden on any particular Authorized Representative.

Section 6.2 Liability of Members. Except as otherwise provided in Section 4.2, Section 4.3 and Exhibit L, no Member shall be obligated to make Capital Contributions to the Company. No Member shall have any personal liability with respect to the liabilities or obligations of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities or obligations of the Company.

Section 6.3 Indemnification. To the fullest extent permitted by the laws of the State of Delaware, the Company, its receiver and/or its trustee shall indemnify, defend, save harmless and pay all judgments and claims against the Managing Member and its officers, directors, shareholders, members, constituent partners, managers, employees, attorneys, accountants and agents (each an "Indemnified Party" and collectively the "Indemnified Parties") from any and all claims, losses, costs, damages, liabilities and expenses of any kind whatsoever, including actual attorneys' fees and court costs (which shall be paid as incurred) and liabilities under state and federal securities laws (to the extent permitted by law) that may be made or imposed upon or incurred by any Indemnified Party by reason of any act performed (or omitted to be performed) for or on behalf of the Company to the extent not prohibited by the terms of this Agreement, or in furtherance of or in connection with the Company's business, except for any acts performed or omitted to be performed by the party seeking indemnification hereunder that constitute fraud, willful misconduct, breach of fiduciary duty or gross negligence.

Section 6.4    Major Decisions.

(a) The following decisions relating to the conduct of the business and affairs of the Company and the Subsidiary shall be deemed to be "Extraordinary Major Decisions" for purposes of this
Agreement:

		(i) subject to Article XII, selling, mortgaging, leasing, granting options to sell or lease or rights of first offer or refusal with respect to, or otherwise disposing of, all or any substantial portion of the Property, other than (1) ***, (2) ***, (3) ***, (4) ***
	and/or (5) mortgaging the Property when and as provided in Section 4.2 or Section 4.3;

		(ii) incurring indebtedness for borrowed money, or refinancing existing indebtedness for borrowed money, except for (1) such indebtedness as may be incurred in the ordinary course of operating the Subsidiary's business not to exceed $250,000 at any time outstanding,
	(2) the Acquisition Loan, and (3) the Project Loan(s) contemplated by the Project Budget and Financing Plan;

		(iii) acquiring any real property, whether improved or unimproved, or any interest therein, other than the Property; (iv) assigning the property of the Company or the Subsidiary in trust for creditors;

		(v) confessing a judgment against the Company or the Subsidiary or their assets, or any portion thereof;

		(vi) lending money to, or guaranteeing the debts or other obligations of, a Member or any other Person;

		(vii) entering into any contract between the Company or the Subsidiary and any Member or any Affiliate of any Member, or paying fees or other compensation to any Member or any Affiliate of any Member, except that the Managing Member is hereby authorized and directed:

                    (1)  to execute and deliver the ***, ***,
	   the *** Hotel Management Agreement, the KBH Shops Ground Lease, the KBH Shops Management Agreement and the Bay Club Lease Termination Agreement, in each case effective as of the Effective Date and in the form heretofore approved by Initial Member A, Initial Member B and Initial Member C;

		    (2)  to execute and deliver the Entitlements
	   Agreement, the ***, ***, ***, ***, the Common Elements Management Agreement, the ***, ***, the Amenities Agreement and the Technology Installation
	   Agreement, when and as contemplated by Section 3.4
	   (it being understood that approval of the form and substance of each such agreement shall constitute (A) an Ordinary Major Decision unless and except to the extent that the substance of such agreement shall materially deviate from the terms and conditions set forth in the applicable term sheet that is appended to this Agreement and referenced in Section 3.4, and
	   (B) an Extraordinary Major Decision to the extent, but only to the extent, that the substance of such agreement shall deviate from the terms and conditions set forth in such term sheet);

		   (3)  to pay fees or other compensation when
	   and as required by such agreements; and

		   (4)  ***.

		(viii) amending any of the agreements referred to in the foregoing subparagraph (vii), other than to correct a patent error or to make changes necessary in order to conform such agreements to the Approved Plans and Specifications or to make changes required by Mortgage Loan Providers, in each case provided that such amendment shall not materially alter the financial obligations of the parties under the applicable agreement; terminating any of such agreements; granting any discretionary approval under any such agreement that would provide a material financial benefit to such Member or its Affiliate that shall not theretofore have been contemplated by the Members; affirmatively waiving any material requirement of any such agreement; or failing to enforce the rights of the Company and/or the Subsidiary under any such agreement when and as proposed by any of the Members;

		(ix) asserting, in connection with any Marriott Management Agreement, either directly to such manager or in any judicial or administrative proceeding involving such Marriott Management Agreement, (i) that the status of such manager with respect to the "Owner" under such Marriott Management Agreement is other than that of a non-agent "independent contractor," with the rights and obligations expressly set forth in such Marriott Management Agreement, or (ii) that such manager is not entitled to injunctive relief preventing a termination of such Marriott Management Agreement based, directly or indirectly, on the alleged status of such manager as being other than a non-agent "independent contractor," with the rights and obligations expressly set forth in such Marriott Management Agreement, by reason of the fact that such manager would have an adequate remedy at law for money damages by reason of such wrongful termination; or (iii) that the provisions of this Section 6.4 (a)(ix) are invalid or otherwise not enforceable strictly in accordance with their express terms;

		(x)    except as otherwise provided in Article
	XIII, dissolving, liquidating and winding-up the affairs
	of the 	Company or the Subsidiary;

		(xi) merging or consolidating the Company or the Subsidiary with or into any other entity;

		(xii) making the determinations referred to in clauses (i), (ii), (iii) and (iv) of the definition of Carrying Value, making the determination referred to in the definition of Depreciation and making the determinations under Section 4.5 relating to Capital Accounts and Section 5.9(o) relating to special allocations;

		(xiii)  creating a new class of members of the
	Company or the Subsidiary;

		(xiv)   causing the Company or the Subsidiary
	to take any of the actions described in Section 10.1(e);

		(xv)    entering into any agreement, contract,
	understanding or other arrangement providing for any of the foregoing transactions or matters;

		(xvi)   approving any Design Development Plans and
	Specifications;

		(xvii)  approving any Working Plans and
	Specifications (or modifications thereof) that deviate in any material respect from Design Development Plans and Specifications that shall have been Approved By the Members or deviate from the requirements of any contract by which the Company or the Subsidiary shall be bound;

		(xviii) authorizing or accepting any work in connection with the Project that materially deviates from the Design Development Plans and Specifications relating to such work;

		(xix)   making any material modification to the
	Project Program, except that it shall be an Ordinary Major Decision, rather than an Extraordinary Major Decision, to decide to modify the Project ***; or

		(xx) modifying the Project Schedule *** all be substantially completed within a span of six months or less, subject to Unavoidable Delays);

		(xxi) at any time after the date that shall be 18 months after the closing of the Project Loan that is to provide financing for the hard costs of the Project, *** that shall be more than 5% lower than the proforma prices that shall have been set forth in the Project Budget and Financing Plan at the time of the closing of such Project Loan];

		(xxii)  selecting or replacing the Development
	Manager;

		(xxiii) selecting or replacing the principal
	 Project Architect;

		(xxiv)  modifying the Acquisition Agreement in
	any material respect, or failing to perform any material obligation of the Company or the Subsidiary thereunder;

		(xxv)   making any decision to act or to omit
	to act, if such act or omission would give rise to personal liability of the Members or Affiliates thereof under any of the Mortgage Loan Documents;

		(xxvi)  making any material modification to the
	operating agreement of the Subsidiary; or

		(xxvii) establishing or changing the compensation of the officers of the Subsidiary.

(b) The following decisions relating to the conduct of business and affairs of the Company and the Subsidiary shall be deemed to be "Ordinary Major Decisions" for purposes this Agreement:

		(i) causing the Company or the Subsidiary to request, grant or be granted a waiver under any of the Mortgage Loan Documents;

		(ii)    changing the name of the Company or the
	Subsidiary;

		(iii)   commencing, settling or dismissing
	litigation by or against the Company or the Subsidiary (other than proceedings against a Member to enforce such Member's obligations under this Agreement) the outcome of which could have a material impact on the business or operations of the Company or the Property, or agreeing to any insurance claim adjustment with respect to any loss suffered by the Subsidiary that does not compensate the Subsidiary for substantially all of so much of such loss as shall be covered by the applicable insurance policy (subject to any applicable deductibles and/or limits);

		(iv)   making any modification to the Project
	Budget and Financing Plan, except as expressly authorized by Section 4.3;

		(v)    agreeing to the terms and conditions of
	Mortgage Loan Documents or any modification thereof;

		(vi)   subject to the foregoing subparagraph
	(a)(xx), making any modification to the Project Schedule, other than to reflect any Unavoidable Delay;

		(vii)  subject to the foregoing subparagraph
	(a)(xxi), ***;

		(viii) making the determination to call for Cash Contributions pursuant to Section 4.3, other than as contemplated by the Project Budget and Financing Plan (as the Project Budget and Financing Plan shall have been Approved By the Members in accordance with Section
	4.3 and as the Project Budget and Financing Plan may thereafter have been modified by the Managing Member as authorized by Section 4.3);

		(ix)  making tax elections on behalf of the
	Company pursuant to the Code;

 		(x)   approving federal and state income tax
	returns for the Company and authorizing the filing thereof;

		(xi) entering into (1) any Project Construction Contract providing for a contract price in excess of $500,000, (2) any other Project Construction Contract other than on a fixed or guaranteed maximum price basis with the low qualified bidder following competitive bidding, or (3) any contract with any Development Manager;

		(xii) approving any change order under any Project Construction Contract, except for any change order that shall result in a decrease, or net increase of less than $50,000, in the Total Project Cost and is otherwise permitted by the foregoing subparagraph (a)
	(viii);

		(xiii) retaining any Project Architect other than the principal Project Architect;

		(xiv)  agreeing to any voluntary restrictions
	on the development of the Land, or granting any easement with respect thereto, other than as contemplated by the Approved Plans and Specifications;

		(xv)   ***;

		(xvi)  ***; or

		(xvii) entering into any agreement, contract, understanding or other arrangement providing for any of the foregoing transactions or matters.

(c) The Managing Member shall not cause the Company, or cause the Company to cause the Subsidiary, to take any of the actions described in paragraph (a) or paragraph (b) of this Section unless the decision to do so shall have been Approved By the Members.

(d) For purposes of this Agreement, "Approved By the Members" shall mean:

		(i)  in the case of any Extraordinary Major
	Decision, approved in writing by all of the Members; provided, however, that a Class of Members shall recuse itself (and the approval of such Class of Members shall not be required) with respect to any Major Decision relating to (1) any proposed or pending litigation between the Company and such Class of Members or (2) any proposed or pending assertion by the Company or the Subsidiary that an Affiliate of such Class of Members is in default under any of the agreements referenced in the foregoing subparagraph
	(a)(vii); or

		(ii) in all other cases, approved in writing by Members the Percentage Interests of which shall aggregate at least 75%; provided, however, that all Members shall receive notice of, and an opportunity to comment on, all proposed Major Decisions, without regard to whether their affirmative votes shall be required in order for such Major Decisions to be Approved By the Members.

(e) For purposes of this Agreement, "Critical Major Decision" shall mean:

	to the Design Development Plans and Specifications, the selection or replacement of the Development
	Manager or the selection or replacement of the principal Project Architect;

		(ii)  any Extraordinary Major Decision
	relating to ***;

		(iii) any Extraordinary Major Decision relating to any proposal to modify the Project Program, sell the Property, substantially upgrade the *** Hotel, or otherwise materially modify the business plan of the Company, by reason of (1) any inability of the Subsidiary to obtain the Entitlements, (2) any inability of the Subsidiary to refinance the Acquisition Loan upon its maturity, (3) ***, or (4) ***; or

		(iv) any Ordinary Major Decision.

       The Members hereby agree that they shall not unreasonably withhold or delay their approvals with respect to Critical Major Decisions; provided, however, that no failure to grant any such approval shall give rise to the remedy that is provided for in Section 10.3. Without limiting the generality of the foregoing, any request for approval under Section 6.4(a)(xxi) with respect to any particular *** shall be deemed approved if not disapproved in writing within 48 hours after a request for such approval shall be sent to the other Members by the Managing Member.

(f) In the event of any violation of, or attempt to violate, any of the provisions of this Section 6.4, any Member shall, in addition to all other rights and remedies at law or in equity, be entitled to a decree or order restraining such violation, it being hereby expressly acknowledged and agreed that damages at law will be an inadequate remedy for a breach or violation of the provisions set forth in this Section 6.4.

Section 6.5 Member Compensation. The Managing Member shall not be compensated, as such, for its services as Managing Member. However, subject to Section 6.4, the Managing Member shall be reimbursed by the Company for all reasonable out-of-pocket expenses paid or incurred by it, in accordance with the Project Budget and Financing Plan, in the performance of its duties under this Agreement.

Section 6.6 Signing of Documents. Subject to Section 6.4, the Managing Member is authorized, in the name and on behalf of the Company (or the Company on behalf of the Subsidiary), to sign and deliver all leases, notes, deeds, powers of attorney, mortgages and other contracts and instruments that are necessary, appropriate or convenient for the conduct of the Company's day-to-day business and the furtherance of its purposes or necessary, appropriate or convenient to carry out Major Decisions that shall have been Approved By the Members.

Section 6.7 Right to Rely on Authority of Managing Member. Except for any Member or any Affiliate of any Member, no Person dealing with the Managing Member shall be required to determine the authority of the Managing Member to make any undertaking on behalf of the Company, or to determine any fact or circumstance bearing upon the existence of the authority of the Managing Member. Every document executed by the Managing Member shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder (other than any Member or any Affiliate of any Member) that:

            (a) at the time of the execution or delivery of such document, the Company was in existence and this Agreement was in full force and effect;

	    (b)  such document was duly approved by the Managing
	Member or the Members in accordance with this Agreement and is binding upon the Company; and

            (c) the Managing Member was duly authorized and empowered to execute and deliver such document for and on behalf of the Company.

Section 6.8 Outside Activities. Subject to the terms of any separate agreements by which they may be bound, each Member and any Affiliate of a Member may engage or hold interests in other business ventures of every kind and description for such Member's or such Affiliate's own account, whether or not such business ventures are in direct or indirect competition with the business of the Company and whether or not the Company has any interest therein. Neither the Company nor any of the Members shall have any rights by virtue of this Agreement in such independent business ventures or to the income or profits derived therefrom.

Section 6.9 Limitations on Powers of Members. Except as expressly authorized by this Agreement, no Member shall, directly or indirectly, (i) resign, retire or withdraw from the Company,
(ii) dissolve, terminate or liquidate the Company, (iii) petition a court for the dissolution, termination or liquidation of the Company, or (iv) cause any property of the Company to be subject to the authority of any court, trustee or receiver (including suits for partition and bankruptcy, insolvency and similar proceedings).

Section 6.10 Prohibition Against Partition. Each Member irrevocably waives any and all rights the Member may have to maintain an action for partition with respect to any property of the Company.
Section 6.11   ***

                           ARTICLE VII

         BOOKS OF ACCOUNT AND REPORTS; ACCESS TO RECORDS

Section 7.1 Books and Records. The Managing Member shall keep, or cause to be kept, at the principal place of business of the Company (or at such other place of business or office as the Managing Member may designate) true and correct books of account, in which shall be entered fully and accurately each and every transaction of the Company. Each Member or its designated agent shall have access at reasonable times on Business Days at the Company's office to the Company's books of account and all other information concerning the Company required by the Act to be made available to Members, and may make copies thereof at such Member's expense. A Member must give the Company written notice of its desire to exercise rights under the preceding sentence at least three Business Days in advance. The Company's books shall be kept on the accrual method of accounting in accordance with GAAP, consistently applied, and for a fiscal period that is the Fiscal Year. Any Member shall have the right to a private audit of the books and records of the Company, provided such audit is made at the office of the Company at which such books and records are located and at the expense of the Member desiring it and is made at reasonable times on Business Days, after written notice given to the Company at least 5 Business Days in advance thereof.

Section 7.2 Banking. All funds of the Company shall be deposited in its name in such commercial bank or federally-insured savings and loan account or accounts, or invested in such U.S. Treasury obligations, bank certificates of deposit or money market accounts, as the Managing Member may determine. All withdrawals of such funds shall be made upon a check or order signed by a responsible individual designated by the Managing Member from time to time; but the Managing Member may restrict the amounts that can be withdrawn by any such individual. All such withdrawn funds shall only be used for Company purposes as provided in this Agreement and in accordance with the terms hereof.

Section 7.3 Reports to Members. The Managing Member shall cause the Company to prepare and deliver to each Member the following financial reports with respect to the Company and the
Subsidiary: (i) within 30 days after the end of each calendar month, unaudited consolidated monthly financial statements for such calendar month, including a balance sheet, a statement of income and expense and a cash flow statement, (ii) concurrently with the delivery to any Mortgage Loan Provider, a copy of all financial statements and other reports delivered by the Company to such holder, and (iii) within 90 days after the end of each Fiscal Year, audited financial statements certified by an independent public accountant, including a balance sheet, a statement of income and expense and a statement of source and application of funds, and the information necessary to enable the Member to complete its federal and state income tax returns for such Fiscal Year. The formatting and levels of detail of the forgoing reports shall be determined by the Managing Member in consultation with the other Members and shall be reasonably satisfactory to all of the Members.

Section 7.4 Accountants. Subject to Section 6.4, the Managing Member shall cause the Company to retain a firm of independent certified public accountants reasonably satisfactory to the other Members to prepare and file the Company's and the Subsidiary's federal and state income tax returns and to provide other outside accounting services from time to time required by the Company and the Subsidiary.

                          ARTICLE VIII

                TRANSFERS OF MEMBERSHIP INTERESTS

Section 8.1 Member's Right to Transfer. A Member may Transfer all or a part of such Member's Membership Interest, but only if such Member complies with the provisions of Section 8.2.

Section 8.2 Conditions of Transfer. No Membership Interest shall be Transferred:

(a) if the Transfer is prohibited by, or would cause a default under, any Mortgage encumbering the Property, under any loan agreement or guaranty to which the Company or the Subsidiary is a party or under any Marriott Management
Agreement;

(b) in the case of a Transfer to a Person that is not a Member, unless the Company receives, from the Person to which such Membership Interest shall be Transferred, such Person's taxpayer or employer identification number and any other information reasonably requested by the Managing Member;

(c) in the case of a Transfer other than to a Permitted Transferee, unless (i) the Other Members shall have been afforded an option to purchase such Membership Interest or Economic Rights pursuant to Section 8.3, and (ii) the Other Members shall have failed to exercise such option within the time and in the manner required by Section 8.3;

(d) in the case of a Transfer to a Person that is neither a Member nor a Permitted Transferee, unless (i) such Transfer shall constitute a Transfer of 100% of (1) all of the Class A Membership Interests, (2) all of the Class B Membership Interests or (3) all of the Class C Membership Interests, (ii) all of the Other Members shall have consented to such Transfer, and (iii) the Company shall have received an opinion of counsel satisfactory to the Other Members that such Transfer is exempt from the registration requirements of any applicable federal or state securities laws; or

(e) in the case of a Transfer of any portion of a Class A Membership Interest, unless either (i) ML&P shall continue following such Transfer to directly or indirectly own at least 51% of the beneficial interests and voting rights of the Class A Members and the Class A Members shall continue to hold Percentage Interests aggregating at least 40%, or (ii) all of the Other Members shall have consented to such Transfer.

Section 8.3    Members' Rights of First Refusal.

(a) Without limitation of any of the provisions of Section 8.2, no Member shall Transfer all or any part of its Membership Interest other than to a Permitted Transferee without first delivering to the Other Members a notice (the "Offering Notice") in which the Member giving such notice (hereinafter referred to as the "Offeror") irrevocably offers to sell to the Other Members (the "Offerees") the Offeror's entire Membership Interest (hereinafter referred to as the "Offered Interest"), as the case may be, on the terms and conditions set forth in this Section. Any such Offering Notice shall be accompanied by a true, correct and complete copy of a Purchase Proposal. For the purposes of this Section, "Purchase Proposal" shall mean a bona fide written offer to purchase a Member's Membership Interest, open for acceptance for at least 30 days, for a specified price, from (i) one of the Other Members, or (ii) a Person that would qualify as a Permitted Transferee of one of the Other Members.

(b) For a period of 30 days after receipt of any Offering Notice, the Offerees shall collectively have the option to purchase the entire Offered Interest for the same purchase price and on the same terms as shall have been set forth in the Purchase Proposal accompanying such Offering Notice. Such option may be exercised by any or all of the Offerees by written notice to the other Members; and if more than one of the Offerees shall timely elect to exercise such option then, except as such Offerees may otherwise agree among themselves at the time, those Offerees that shall have timely exercised such option (the "Participating Offerees") shall participate in the purchase of the Offered Interest pro rata, in proportion to their respective Percentage Interests.

(c) If none of the Offerees shall timely elect to exercise the Offerees' option to purchase the Offered Interest as provided in
Section 8.3(b), then the Offeror shall be free (subject to Section 8.2, including paragraphs (d) and (e) thereof) to Transfer the Offered Interest to the Person that made the applicable Purchase Proposal, provided that the Transfer shall be consummated within 120 days after the expiration of the 30-day period referred to in Section 8.3(b) and strictly in accordance with the terms of such Purchase Proposal. If the Transfer of the Offered Interest is not consummated within 120 days after the expiration of the 30-day period referred to in Section 8.3(b), the Offeror may not thereafter Transfer all or any part of its Membership Interest to the Person that made the Purchase Proposal (or to any other Person other than a Permitted Transferee of the Offeror) without first again complying with the provisions of this Section.

Section 8.4    Non-Complying Transfers Void.  Any attempted
Transfer of all or any part of a Member's Membership Interest that does not comply with the provisions of Section 8.2 shall be null and void and of no legal effect.

                           ARTICLE IX

                      INTENTIONALLY OMITTED



                            ARTICLE X

                      DEFAULTS AND REMEDIES

Section 10.1 Events of Default. Each of the following events shall be deemed to be, and is referred to in this Agreement as, an "Event of Default" (it being understood that, for all purposes of this Agreement, a default by any Class A Member shall be deemed to be a default by all Class A Members, a default by any Class B Member shall be deemed to be a default by all Class B Members and a default by any Class C Member shall be deemed to be a default by all Class C Members):

(a) a default by a Member in paying to the Company such Member's proportionate share of a Required Capital Contribution, and/or any Late Contribution Premium, as and when required by
Section 4.4(b);

(b) a default by a Member in paying any of the principal of, or interest on, a Default Loan owed to another Member on the day the payment is due, or a default by a Member in paying such Member's proportionate share (as required by Section 10.6) of the principal of, or interest on, a Default Loan owed by the Company on the day the payment is due;

(c) a default by a Member in performing or observing any of the provisions of this Agreement (other than those referred to in subsections (a) and (b) above and (d) below) that is not remedied by such Member (i) within 15 days after the Managing Member or any Non-Defaulting Member gives a written notice to such Member specifying such default, or (ii) in the case of a default that is susceptible to cure by such Member but cannot with due diligence and in good faith be cured within such 15-day period, within such additional period, if any, as may be reasonably required by such Member to cure such default with due diligence and in good faith, provided that such Member commences the curing of such default within the 15-day period;

(d) a Transfer by a Member of such Member's Membership Interest in a manner not permitted by Article VIII;

(e) the taking of any of the following actions by a Member pursuant to or within the meaning of Title 11, Federal Bankruptcy
Code (11 U.S.C.A.) or any similar federal or state law for the relief of debtors ("Bankruptcy Law"):

		(1)  commencing a voluntary case;

		(2)  consenting to the entry of an order for
	relief against such Member in an involuntary case;

		(3) consenting to the appointment of a receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law (a "Custodian") of such Member or for all or substantially all of such Member's property; or

		(4) making a general assignment for the benefit of such Member's creditors; or

(f) the entry by a court of competent jurisdiction of an order or decree under any Bankruptcy Law that:

		(1)  is for relief against a Member in an
	involuntary case, which order or decree remains unstayed and in effect for 90 days,

		(2) appoints a Custodian of a Member for all or substantially all of its property, which order or decree remains unstayed and in effect for 90 days, or

		(3) orders the liquidation of the Member (if the Member is not an individual), which order or decree remains unstayed and in effect for 90 days.

Section 10.2 Adjustment of Percentage Interests. If an Event of Default described in Section 10.1(a) occurs, the Non-Defaulting Members shall collectively have the option, but not the obligation, to contribute the portion of the Capital Contribution that the Defaulting Members shall have been obligated, but failed, to contribute. Subject to Section 10.9, such option may be exercised by any Non-Defaulting Member by written notice to the other Members within 60 days after the occurrence of the Event of Default. If any portion of the Defaulting Members' share of such Capital Contribution is not so contributed by Non-Defaulting Members, the Non-Defaulting Members shall collectively have the authority to admit as Members one or more new Persons, which shall purchase a Membership Interest or Membership Interests determined in accordance with this Section
10.2 by making a Cash Contribution or Cash Contributions. If one or more of the Non-Defaulting Members and/or a new Member or Members shall contribute the Defaulting Member's share of the applicable Required Capital Contribution (as well as the Non-Defaulting Member's own share), then:

(a) for purposes of Section 5.1(c), (i) the amount so contributed by each Participating Non-Defaulting Member or new Member shall be credited to the Priority Contribution Account of such Member, (ii) the Priority Contribution Accounts of the Defaulting Members shall be reduced (pro rata, in proportion to the respective Percentage Interests of the Defaulting Members) by an aggregate amount equal to the aggregate amount so contributed by the Participating Non-Defaulting Members and any such new Members (each such reduction being referred to herein as a "Dilution Debit"),(iii) the Priority Contribution Accounts of the Participating Non-Defaulting Members and any such new Members shall be increased (in proportion to their respective contributions to the curing of the applicable default) by the same aggregate amount (each such increase being referred to herein as a "Dilution Credit"), and (iv) the Priority Return Percentage Interests of the Members shall be adjusted accordingly; and

(b) the Percentage Interests of the Members shall be adjusted such that the new Percentage Interest of each Member shall be the fraction, expressed as a percentage:

		(i)  the numerator of which shall equal (1)
	the aggregate amount of the Capital Contributions (including Non-Cash Contributions) theretofore made by such Member (including any Capital Contribution made by such Member to cure the applicable Event of Default) less (2) the aggregate amount of all Dilution Debits that shall have been assessed to such Member by reason of the applicable Event of Default (if such Member shall have been a Defaulting Member with respect to such Event of Default) and/or any previous Events of Default with respect to which such Member shall have been a Defaulting Member, plus (3) the aggregate amount, if any, of all Dilution Credits that such Member shall have received by reason of the applicable Event of Default and/or any previous
	Events of Default; and

		(ii) the denominator of which shall be the total amount of the Capital Contributions
	(including Non-Cash Contributions) theretofore made by all Members (including the Capital Contributions made to cure such Event of Default); provided, however, that no Member shall be assessed any Dilution Debit, or receive any Dilution Credit, by reason of any failure by any Class C Member to make any Extraordinary Class C Member Contribution.

Section 10.3 Option to Purchase. If any Event of Default occurs, other than an immaterial non-monetary Event of Default pursuant to Section 10.1(c) and other than any failure by any Class C Member to make any Extraordinary Class C Member Contribution, the Non-Defaulting Members shall collectively have the option, but not the obligation, to purchase all (but not less than all) of the Defaulting Members' Membership Interest(s) for a price equal to 75% of the Defaulting Members' Unreturned Capital as of the last day of the calendar month immediately preceding the exercise of the option. Subject to Section 10.9, such option may be exercised by any Non-Defaulting Member at any time during the 60-day period beginning 30 days after the date on which the Event of Default occurs (unless the default is cured before the exercise of such option) by written notice to the other Members. The Defaulting Member's right to cure the default shall terminate on the date any Non-Defaulting Member gives notice of exercise of such option. The closing of the purchase and sale shall be held within 30 days after the date on which such option is exercised, at the Company's principal office, time being of the essence.
The terms of payment shall be as follows: An amount equal to 10% of the purchase price shall be paid by the Participating Non-Defaulting Members to the Defaulting Members at the closing and the balance of the purchase price shall be evidenced by a promissory note or notes issued by the Participating Non-Defaulting Members to the Defaulting Members payable on the fifth anniversary of the date of closing, with interest, payable annually, on the unpaid principal balance at the applicable Federal rate (as defined in Section 1274(d) of the Code) in effect on the date of the notice of exercise of the option. At the closing, the Defaulting Members shall execute and deliver such instruments of assignment of the Defaulting Members' Membership Interest(s) as the Participating Non-Defaulting Members shall reasonably request. At or within five Business Days after the date of closing, the Participating Non-Defaulting Members shall, if applicable, contribute to the capital of the Company the amount of the Required Capital Contribution that the Defaulting Members shall have been obligated (but failed) to contribute to the Company, and the Defaulting Member shall be relieved of all further obligation to make such Required Capital Contribution.

Section 10.4   Default Loans.

(a)  If an Event of Default described in Section 10.1(a) occurs,
then, subject to paragraph (b) of this 	Section, the
Non-Defaulting Members shall collectively have the following rights at any time during the 60-day period after the Event of Default occurs:

        	(i) to make on behalf of the Defaulting Members the portion of the Required Capital Contribution that the Defaulting Members shall have been obligated (but failed) to make and to treat the making of such contribution as a Default Loan by the Participating Non-Defaulting Members to the Defaulting Members; or

		(ii) to withdraw the Participating Non-Defaulting
	     Members' share of the Required Capital Contribution with respect to which the Defaulting Members failed to contribute the Defaulting Members' proportionate share and to make a Default Loan to the Company in an amount equal to the sum of (1) the Required Capital Contribution that the Defaulting Members shall have been obligated (but failed) to make, and
	     (2) the amount so withdrawn.

(b) Notwithstanding the foregoing, in the case of any failure by any Class C Member to make any Extraordinary Class C Member Contribution, the Non-Defaulting Members shall not have the right to make a Default Loan to the Company or to any Class C Member by reason of such failure. However, in such event the Participating Non-Defaulting Members shall have the right to withdraw the Participating Non-Defaulting Members' share of the applicable Required Capital Contribution and to make a loan to the Company (which shall not be deemed to be a Default
Loan) the principal amount of which shall be equal to the sum of (i) such withdrawn amount plus (ii) the Extraordinary
Class C Member Contribution that such Class C Member shall have failed to make. Any such loan shall bear interest at the rate of 14% per annum, and shall be repayable by the Company at such time as the Non-Defaulting Members shall determine.

(c) If the entire amount of the Required Capital Contribution that the Defaulting Members shall have been obligated (but failed) to make is made from the proceeds of a Default Loan made by the Participating Non-Defaulting Members to the Defaulting Members, or if the need for such Required Capital Contribution shall be eliminated by the making of a Default Loan or other loan to the Company by the Participating Non-Defaulting Members as contemplated by this Section, then the Defaulting Members' default shall be deemed to have been cured at the time the Participating Non-Defaulting Members make such Default Loan or other loan. The proceeds of a Default Loan or other loan made pursuant to this Section shall be applied in the same manner and for the same purposes as the Required Capital Contribution to which such Default Loan or other loan relates.

Section 10.5 Terms and Conditions of All Default Loans. The terms and conditions of each Default Loan to Defaulting Members or the Company shall be as follows:

(a) simple interest shall accrue on such Default Loan at a rate equal to the greater of (i) the sum of the Prime Rate plus eight percent (8%) per annum or (ii) 16% per annum;

(b) interest shall be paid monthly in arrears on the first day of each month on the unpaid principal balance of such Default
Loan;

(c) the Participating Non-Defaulting Members that made such Default Loan shall have the right to accelerate, or to cause the Company to accelerate, the maturity of such Default Loan if the interest thereon is not paid within five days after the due date;

(d) the principal of, and interest on, such Default Loan shall be due and payable 120 days after the making of such Default Loan unless such Default Loan is accelerated pursuant to subsection
(c) or extended by the Participating Non-Defaulting Members that made such Default Loan, in their sole discretion, before maturity, except that whenever the aggregate amount of (i) the unpaid principal balance of, and accrued interest on, one or more Default Loans made to the applicable Defaulting Members, and (ii) the unpaid principal balance of, and accrued interest on, all Default Loans made to the Company, exceeds $500,000, any additional Default Loans made to such Defaulting Members or the Company by reason of an Event of Default with respect to such Defaulting Members shall be due and payable on demand;

(e) each Default Loan to a Class of Members shall automatically be secured by the security interest in such Class of Members'
Membership Interest(s) granted pursuant to Section 10.7;

(f) if more than one Default Loan to a Class of Members is outstanding, partial payments shall be credited to Default Loans in the order of their respective maturities and, in the case of each such Default Loan, first to accrued interest and then to principal; and

(g) such Defaulting Members shall pay all costs and expenses, including reasonable attorneys' fees, incurred by the Participating Non-Defaulting Members or the Company, as the case may be, in collecting the principal of, and interest on, such Default Loan.

Section 10.6 Additional Terms and Conditions of Default Loans to the Company. Each Default Loan to the Company shall be made subject to the following additional terms and conditions:

(a) no distributions of Net Cash Flow or Capital Proceeds shall be made to the Members until the principal of, and interest on, all Default Loans to the Company have been paid in full;

(b) on each date on which the principal of, or interest on, a Default Loan to the Company becomes due and payable, the payments shall be made in the following manner:

		(1) first, the Defaulting Members shall pay on behalf of the Company all of the accrued interest on the Default Loan directly to the applicable Participating Non-Defaulting Members, in their capacity as lender;

		(2) second, the Defaulting Members shall pay their proportionate shares, based on their Percentage Interests, of the principal of the Default Loan by making a Capital Contribution to the Company that the Company shall immediately pay over to the applicable Participating Non-Defaulting Members in partial payment of the principal balance of the Default Loan; and

		(3)  third, promptly after payment by the
	Defaulting Members of all accrued and unpaid interest on the Default Loan and the payment by the Defaulting Members of their shares, based on their Percentage Interests, of the principal of the Default Loan, the Participating Non-Defaulting Members' proportionate shares of the principal of the Default Loan, based on their Percentage Interests, shall be canceled and treated as Capital Contributions to the Company that shall be credited to their respective Priority Contribution Accounts and Capital Accounts.

Section 10.7 Grant of Security Interest. Each Class A Member hereby grants to the Class B Members and the Class C Members, each Class B Member hereby grants to the Class A Members and the Class C Members, and each Class C Member hereby grants to the Class A Members and the Class B Members, a security interest (within the meaning of the Uniform Commercial Code in effect in the jurisdiction in which is located the grantor's chief place of business) in the grantor's entire Membership Interest as security for the grantor's obligations to pay the principal of, interest on, and other amounts payable in connection with, Default Loans made to the grantor (collectively, the "Secured Obligations").
If a Defaulting Member defaults in paying the Secured Obligations, the Participating Non-Defaulting Members that shall have made Default Loans to the Defaulting Member pursuant to
Section 10.4 shall have the right to exercise (on a pari passu basis) all of the rights and remedies of secured parties under the Uniform Commercial Code in effect in the jurisdiction in which is located the Defaulting Member's chief place of business, with respect to the Defaulting Member's Membership Interest. Within five days after any request by any other Member, each Member shall sign and deliver to such other Member such financing statements and continuation statements as such other Member may reasonably request for the purpose of perfecting its security interest. This Agreement is intended to constitute a security agreement within the meaning of the Uniform Commercial Code.
Upon the conclusion of the sale of the Defaulting Member's Membership Interest pursuant to Article 9 of the Uniform Commercial Code, the purchaser at the sale shall be entitled to all of the economic benefits, and shall assume all of the financial obligations, associated with such Membership Interest, but shall not thereby acquire or be entitled to any of the Management Rights associated with such Membership Interest, except as the other Members may otherwise agree in their discretion.

Section 10.8   Obligations of Defaulting Member Continue.  A
Member that is a Defaulting Member shall nonetheless continue to be obligated to make Required Capital Contributions pursuant to
Section 4.3.

Section 10.9 Allocation of Rights Among Non-Defaulting Members. Whenever, pursuant to this Article X, Non-Defaulting Members shall be afforded the right to make an additional Capital Contribution and thereby acquire a portion of the Percentage Interest of a Defaulting Member, or to purchase a Defaulting Member's Membership Interest, to make a Default Loan or to make a loan to the Company as described in Section 10.4(b), such right may be exercised by any or all of the Non-Defaulting Members; and, if more than one of the Non-Defaulting Members shall timely elect to exercise any such right, then, except as such Non-Defaulting Members may otherwise agree among themselves at the time, those Non-Defaulting Members that shall have timely so elected (the "Participating Non-Defaulting Members") shall participate in the making of such Capital Contribution, or the purchase of such Membership Interest, or the making of such Default Loan or other loan, as the case may be, pro rata, in proportion to their respective Percentage Interests. Notwithstanding any other provision of this Agreement, in the event that the Non-Defaulting Members cannot agree as to which of the remedies afforded by Sections 10.2, 10.3 and 10.4 they wish to avail themselves of in respect of any Event of Default, such election of remedies shall be made by the Class A Members if the Defaulting Member is a Class B Member or a Class C Member, or by the Class B Members if the Defaulting Member is a Class A Member.

Section 10.10 Allocation of Obligations Among Defaulting Members; Effect of Partial Performance. Each of the Members belonging to a Class of Members shall be jointly and severally liable for the monetary obligations of such Class of Members hereunder. For purposes of this Agreement, in the event that an Event of Default shall occur with respect to the collective monetary obligation of a Class of Members with respect to a Required Capital Contribution, or with respect to amounts payable with respect to a Default Loan or any other payment required by this Agreement, but a Member belonging to such Class of Members shall have made a payment that shall be sufficient to satisfy part but not all of such collective monetary obligation, such payment shall be attributed to all Members belonging to such Class of Members, and each Member belonging to such Class of Members shall be credited with a pro rata portion of such partial payment, in proportion to the relative Percentage Interests of the Members belonging to such Class of Members, subject in all events to the rights of Members to make Transfers to Permitted Transferees in accordance with this Agreement.

                           ARTICLE XI

                 DEADLOCK CONCERNING MANAGEMENT

Section 11.1 Put/Call Procedure. The Members have agreed upon the following procedure for resolving ongoing disputes relating to Critical Major Decisions:

(a) For purposes of this Agreement, a "Deadlock" shall be deemed to exist if (i) the Class A Members or the Class B Members shall deliver a notice to the other Members that shall make explicit reference to this Section 11.1, shall specify the position of the Members delivering such notice with respect to a pending Critical Major Decision and shall request the acquiescence of the other Members in such position (a "Resolution Proposal"), and
(ii) either (1) such Critical Major Decision shall be an Extraordinary Major Decision and either or both of the other Classes of Members shall fail to respond affirmatively to such Resolution Proposal within 15 days after receipt of such Resolution Proposal, or (2) such Critical Major Decision shall be an Ordinary Major Decision and the Class B Members (if such Resolution Proposal shall have been delivered by the Class A Members) or the Class A Members (if such Resolution Proposal shall have been delivered by the Class B Members) shall fail to respond affirmatively to such Resolution Proposal within 15 days after they receive such Resolution Proposal.

(b) At any time when a Deadlock shall exist and be continuing, either the Class A Members or the Class B Members shall have the option, which they may exercise at any time after such Deadlock arises and before the Members achieve consensus with respect to the applicable Critical Major Decision, to initiate the put/call procedure that is described in this Section (the "Put/Call Procedure"). Such option shall be exercised by delivery by the Class A Members or the Class B Members to the Other Members of a written notice of such election a ("Put/Call Procedure Commencement Notice"). If neither the Class A Members nor the Class B Members shall timely exercise such option, then the applicable Resolution Proposal shall be deemed to have been withdrawn. The purpose of the Put/Call Procedure shall be to determine which Classes of Members shall be sellers and which shall be purchasers for purposes of breaking the Applicable Deadlock, and the purchase price to be paid by the purchasers to the sellers.

(c) If the Class A Members and the Class B Members disagree with one another with respect to the applicable Resolution Proposal, then, within five Business Days after the Class C Members shall have received the Put/Call Procedure Commencement Notice, either:

		(i) the Class C Members shall by written notice to the other Members elect either (1) to irrevocably endorse the position of the Class A Members with respect to the applicable Resolution Proposal and to be Sellers if the Class B Members shall ultimately be Purchasers for purposes of breaking the applicable Deadlock or (2) to irrevocably endorse the position of the Class B Members with regard to the applicable Resolution Proposal and to be Sellers if the Class A Members shall ultimately be Purchasers for purposes of breaking the applicable Deadlock; or else

		(ii) the Class C Members shall be deemed to have elected to abstain with respect to the applicable Resolution Proposal. If the Class C Members shall be deemed to have elected to abstain with respect to the applicable Resolution Proposal, then (A) the Class C Members shall be neither Sellers nor Purchasers for purposes of breaking the applicable Deadlock and (B) notwithstanding Section 6.4, neither the approval nor the consent of the Class C Members shall be required with respect to the Major Decision that shall have been the subject of the applicable Resolution Proposal. The Class C Members shall not in any event be Purchasers for purposes of breaking any Deadlock relating to any Resolution Proposal with respect to which the Class A Members and the Class B Members disagree with one another.

(d) If the Class A Members and the Class B Members agree with one another with respect to the applicable Resolution Proposal but the Class C Members disagree with them, then the Class C Members may be Sellers or may be Purchasers for purposes of breaking the applicable Deadlock, depending on the outcome of the Put/Call Procedure.

(e) At any time when a Deadlock shall exist and be continuing, a Put/Call Notice may be delivered (i) by the Class A Members to the Class B Members, or by the Class B Members to the Class A Members, unless the Class A Members and the Class B Members agree with one another with respect to the applicable Resolution Proposal, or (ii) by the Class A Members or the Class B Members to the Class C Members, or by the Class C Members to the Class A Members and the Class B Members, if the Class A Members and the Class B Members agree with one another with respect to the applicable Resolution Proposal but the Class C Members disagree with them. For purposes of any Put/Call Procedure, the Members that deliver a Put/Call Notice shall be the "Initiating Members" and the Members that receive such Put/Call Notice shall be the "Responding Members". For purposes of this Agreement, "Put/Call Notice" shall mean a written offer from the Initiating Members to the Responding Members to purchase the Membership Interests of the Responding Members in accordance with this Article.

(f) If a Put/Call Notice shall be delivered, then, subject to paragraph (g) of this Section:

		(i) the Initiating Members shall specify in their Put/Call Notice the total dollar amount that they would (in theory) be willing to pay to the Company for the purchase of the Property (free and clear of Mortgages, but subject to any and all then existing management agreements, marketing agreements, purchase and sale agreements, leases, easements, covenants, conditions and other matters affecting title) and all other assets and liabilities of the Company; it being understood that the dollar amount so specified by the Initiating Members (the "P/C Valuation Amount") must be an amount equal to or greater than the amount of all indebtedness of the Company for borrowed money that is secured by a Mortgage on the Property and any and all other indebtedness of the Company for borrowed money with respect to which any Member, or any Affiliate of any Member, has personal liability;

		(ii)  Within 60 days after receipt of such
	Put/Call Notice, the Responding Members shall deliver to the Initiating Members either a notice electing to purchase the Initiating Members' Membership Interests (a "Call Election Notice") or a notice electing to sell the Responding Members' Membership Interests to the Initiating Members (a "Put Election Notice");

		(iii) if the Responding Members shall fail to deliver any such notice within such 60-day period, the Responding Members shall be conclusively deemed to have elected to sell, not to purchase;

		(iv) for purposes of this Article, the
	"Election Date" shall be either (1) the date on which the Responding Members shall elect to buy or sell or
	(2) if the Responding Members shall fail to make a timely election, the 60th day after the Responding Members' receipt of the Put/Call Notice;

		(v)  if the Responding Members shall timely
	deliver a Call Election Notice, the Responding Members shall purchase the Membership Interests of the Initiating Members, plus the Membership Interests of the Class C Members if the Class C Members shall have timely so elected as permitted by paragraph (c) of this Section; and otherwise the Initiating Members shall purchase the Membership Interests of the Responding Members, plus the Membership Interests of the Class C Members if the Class C Members shall have timely so elected as permitted by paragraph (c) of this Section; provided, however, that in any case where the Class C Members shall have been the Responding Members (1) if the Class A Members shall have been the Initiating Members, then the Class B Members shall have the option to join the Class A Members as Purchasers or (2) if the Class B Members shall have been the Initiating Members, then the Class A Members shall have the option to join the Class B Members as Purchasers, in each case to be exercised by written notice to the other Members by no later than the date that shall be 10 Business
	Days after the Election Date; and

		(vi) for all purposes of this Article (1)
	"Sellers" shall mean the Members that shall be obligated to sell their Membership Interests as provided in clause (v) of this Section, and (2) "Purchasers" shall mean the Members that shall be obligated to purchase the Membership Interests of the Sellers as provided in clause (v) of this Section, together with any Members that shall have elected to join in the purchase of such Membership Interests by exercising the option that is described in the proviso of such clause (v).

(g) Notwithstanding the foregoing, the procedure that is set forth in paragraph (f) of this Section shall be supplemented as provided in this paragraph (g) in the case of any Put/Call Notice that shall be delivered at any time before the date *** that shall be the earlier of (i) the date of the closing of the Project Loan by which the hard costs of the Project are to be financed or (ii) the date on which the Subsidiary shall be irrevocably committed to third parties (other than Affiliates of Marriott) to ***. In such event, if the Class A Members shall be the Initiating Members, and if the Responding Members shall deliver a Call Notice, then the Initiating Members shall have the option to negate such Call Notice, by delivering to the Responding Members, within ten Business Days after the Initiating Members shall have received such Call Election Notice, a new Put/Call Notice providing for a P/C Valuation Amount that shall be at least 5% higher than the previous Put/Call Notice theretofore delivered by the Initiating Members. Upon the delivery of any such new Put/Call Notice, the procedure set forth in paragraph (f) of this Section (as supplemented by this paragraph (g)) shall apply to such new Put/Call Notice, as if such Put/Call Notice had been the first Put/Call Notice delivered with respect to the applicable Deadlock, except that the 60-day period that is provided for in such paragraph (f) shall be shortened to ten Business Days. The process envisioned by this paragraph (g) shall be repeated as many times as necessary until either (1) the Responding Members shall deliver a Put Election Notice, (or shall be deemed to have elected to sell as provided in paragraph (f) (iii) of this Section) or (2) the Responding Members shall deliver a Call Election Notice and the Initiating Members shall fail to timely negate such Call Election Notice as permitted by this paragraph (g).

Section 11.2   Limitations.

(a) It shall be a condition precedent to the effectiveness of any Put/Call Notice that the entire principal amount of, and all accrued interest with respect to, any Default Loan for which any of the Initiating Members shall be responsible (exclusive of any Default Loan that shall have been made by one Class of Members comprising the Initiating Members to another Class of Members comprising the Initiating Members) shall have been paid in full.

(b) It shall be a condition precedent to the effectiveness of any Call Election Notice that the entire principal amount of, and all accrued interest with respect to, any Default Loan for which any of the Responding Members shall be responsible (exclusive of any Default Loan that shall have been made by one Class of Members comprising the Responding Members to another Class of Members comprising the Responding Members) shall have been paid in full.

(c) A Member may not deliver a Put/Call Notice (other than pursuant to paragraph (g) of Section 11.2) after it or any of the other Members shall have delivered a Proposed Offer or a Third Party Offer (as those terms are defined in Section 12.1), until and unless (i) the option of the Responding Members (as such term is defined in Section 12.1) under Section 12.2 shall have expired without being exercised and (ii) the right of the Initiating Members (as such term is defined in Section 12.1) to cause a sale of the Property pursuant to Section 12.3 shall have expired.

Section 11.3 Purchase Price. The purchase price to be paid by the Purchasers to the Sellers (the "Purchase Price") shall be equal to (a) the aggregate amount that the Sellers would receive pursuant to Section 5.1(b) upon the winding up and dissolution of the Company if, immediately prior to the closing, a third party were to purchase all of the assets and liabilities of the Company for a purchase price equal to the P/C Valuation Amount, less (b) the aggregate outstanding principal amount of, and any accrued interest owing with respect to, any Default Loans theretofore made by any of the Purchasers to any of the Sellers, determined as of the closing date.

Section 11.4 Terms and Conditions of Sale. The following are the terms and conditions pursuant to which the Purchasers shall purchase the Sellers' Membership Interests following the Election
Date:

(a) the closing shall be held at the Company's principal office, or at such other place as the parties may agree, on (i) the first Business Day that shall be at least 30 days after the delivery of the applicable Call Election Notice, if the Responding Members shall be Purchasers, or (ii) the first Business Day that shall be at least 30 days after the applicable deadline (under Section 11.1(f) or Section 11.1(g), as the case may be) for delivery of a Call Election Notice following the delivery of the applicable Put/Call Notice, if the Initiating Members shall be Purchasers;

(b) the Purchasers shall defend, indemnify and hold harmless the Sellers from and against all liabilities and obligations of the Company of every kind and character, known and unknown and whether arising before or after the date of closing, except only liabilities or obligations of the Company or the Subsidiary created or incurred by the Sellers that (i) are not reflected on the accounting records of the Company, (ii) do not arise in the ordinary course of business of the Company or the Subsidiary, and
(iii) were entered into or incurred in violation of the terms of this Agreement;

(c) at the closing, the Purchasers shall cause the Sellers and the Sellers' Affiliates to be released from any and all liability with respect to indebtedness of the Company or the Subsidiary for borrowed money;

(d) at the closing, the Sellers shall execute and deliver such instruments of assignment of their Membership Interests as the Purchasers shall reasonably request;

(e) except as the Purchasers may otherwise agree among themselves at the time, the Purchasers shall participate in the purchase of the Sellers' Membership Interests pro rata, in proportion to their respective Percentage Interests; and

(f) at the closing, the Purchase Price shall be applied as follows:

		(i) first toward the payment in full of any and all outstanding principal and/or accrued interest owing with respect to any loans theretofore made by any of the Sellers' Affiliates to the Company; and

		(ii) then to the Sellers, such that each Seller shall receive (1) the amount that such Seller would receive pursuant to Section 5.1(b) upon the winding up and dissolution of the Company if, immediately prior to the closing, a third party had purchased all of the assets and liabilities of the Company for a purchase price equal to the P/C Valuation Amount, plus (2) the outstanding principal amount of, and any accrued interest owing with respect to, any Default Loan theretofore made by such Seller to any other Seller, determined as of the closing date, less (3) the outstanding principal amount of, and any accrued interest owing with respect to, any Default Loan theretofore made to such Seller (whether by any of the Purchasers or by any other Seller), determined as of the closing date.

Section 11.5   Security for Purchase Obligations.

(a) In order to ensure that each Member electing to purchase the Membership Interest of another Member pursuant to this Article shall duly consummate such purchase:

         	(i) it shall be a condition precedent to the effectiveness of any Put/Call Notice that (1) each Initiating Member shall deliver to the Put/Call Disbursement Agent cash or a Letter of Credit in the amount of such Initiating Member's share (determined in accordance with Section 11.4(e)) of the Purchase Price (determined in accordance with Section 11.3) that shall be payable by the Initiating Members, as Purchasers, to the Responding Members, as Sellers, if the Responding Members do not timely deliver a Call Election Notice, and (2) the Put/Call Disbursement Agent shall have agreed in writing to be bound by the provisions of this Section for the benefit of all of the Members;

		(ii) it shall be a condition precedent to the effectiveness of any Call Election Notice that (1) the Responding Members shall direct the Put/Call Disbursement Agent to return to the Initiating Members all cash and/or Letters of Credit theretofore delivered to the Put/Call Disbursement Agent by the Initiating Members pursuant to clause (i) of this paragraph and (2) each Responding Member shall deliver to the Put/Call Disbursement Agent cash or a Letter of Credit in the amount of such Responding Member's share (determined in accordance with Section 11.4(e)) of the Purchase Price (determined in accordance with Section 11.3) that is to be paid by the Responding Members, as Purchasers, to the Initiating Members, as Sellers; and

 		(iii) it shall be a condition precedent to the effectiveness of the exercise by the Class A Members or the Class B Members of the option to become Purchasers that is described in subparagraph (f)(v) of Section 11.1 that such Members shall pay to the Initiating Members such Members' share (determined in accordance with Section 11.4(a) of the Purchase Price (determined in accordance with Section 11.3).

(b) For purposes of this Section, the "Put/Call Disbursement Agent" shall be and mean the corporate trust department of a commercial bank that shall have been designated (and the name and address of which shall have been set forth) in the applicable Put/Call Notice.

(c) For purposes of this Section, "Letter of Credit" shall mean an unconditional direct pay letter of credit issued, by a commercial bank the long-term unsecured debt of which shall be rated at least A2 by Moody's, in favor of the Put/Call Disbursement Agent as trustee, payable solely upon the sight draft of the Put/Call Disbursement Agent and having an expiration date not earlier than __ days after the date of delivery thereof.

(d) Any fees payable to the Put/Call Disbursement Agent for its services shall be paid by the Sellers.

(e)  Upon receipt of the directions described in paragraph
(a)(ii) of this Section, the Put/Call Disbursement Agent shall promptly return to the Initiating Members any cash and/or Letters of Credit theretofore delivered by the Initiating Members to the Put/Call Disbursement Agent.

(f) On the scheduled closing date, the Put/Call Disbursement Agent shall draw upon any and all Letters of Credit theretofore delivered to it by the Purchasers, and disburse to the Sellers (and/or to other Persons designated by the Sellers) in accordance with the instructions of the Sellers, the proceeds of such Letters of Credit, and/or any cash theretofore deposited with the Put/Call Disbursement Agent by the Purchasers, provided that the Sellers shall concurrently deliver to the Purchasers documentation evidencing the Transfer of the Sellers' Membership Interests to the Purchasers as contemplated by Section 11.4. The Put/Call Disbursement Agent shall have no duty to investigate or determine the correctness of any such instructions that it shall receive from the Sellers, but the Sellers shall be duty-bound to one another to give such instructions in accordance with Section 11.4(f).

(g) Notwithstanding the foregoing, the Put/Call Disbursement Agent shall hold any cash deposited with it pursuant to this
Section in an interest-bearing account, and shall pay any interest earned thereon to the Member that shall have deposited such cash with the Put/Call Disbursement Agent.

(h) In order to facilitate the making of the calculations required by this Section, no Capital Contributions or Distributions shall be made during the period commencing upon the delivery of a Put/Call Notice and ending on the date of the closing in respect of the Put/Call Procedure initiated by such Put/Call Notice.

                           ARTICLE XII

                        SALE OF PROPERTY

Section 12.1 Member's Right to Make Proposed Offer or to Obtain Third Party Offer. If, at any time after the fourth anniversary of the Effective Date but before the Subsidiary shall ***, the Class A Members or the Class B Members (the "Initiating Members") shall desire to cause the Company to cause the Subsidiary to sell the Property, the Initiating Members shall have the right, except as otherwise provided in Section 12.4 and subject to any restrictions on sale imposed on the Company and the Subsidiary by the terms of any Mortgage or any other contract by which the Company and the Subsidiary shall be bound, to deliver to the other Members (the "Responding Members") either:

(a) a proposed offer (the "Proposed Offer") containing the minimum purchase price for the Property (grossed up to include the unpaid principal balance of all Mortgages encumbering the Property and the unpaid principal balance of all other indebtedness of the Company and the Subsidiary for borrowed money) that the Initiating Members would be willing to cause the Company to cause the Subsidiary to accept in connection with a sale of the Property to an unrelated third party for cash (within the meaning of Section 12.6), either free and clear of, or subject to, Mortgages and subject to any and all then existing management agreements, marketing agreements, purchase and sale agreements, leases, easements, covenants, conditions and other matters affecting title; or

(b) a Third Party Offer (as defined in Section 12.5) providing for the purchase of the Property for cash (within the meaning of Section 12.6), either free and clear of, or subject to, Mortgages and subject to any and all then existing management agreements, marketing agreements, purchase and sale agreements, leases, easements, covenants, conditions and other matters affecting title.

The delivery of a Third Party Offer by the Initiating
Members shall constitute a representation and warranty by the Initiating Members to the Responding Members that the Third Party Offer is bona fide in all respects.

Section 12.2 Responding Members' Option to Purchase. For a period of 45 days after receipt of the Proposed Offer or the Third Party Offer, as the case may be, any or all of the Responding Members that shall not be Defaulting Members shall collectively have the option to purchase the Membership Interests of the Initiating Members (collectively, the "Sellers"). Such option may be exercised by any or all of such Responding Members; and if more than one of such Responding Members shall timely elect to exercise such option, by written notice to the other Members, then, except as such Responding Members may otherwise agree among themselves at the time, those Responding Members that shall have timely exercised such option (collectively, the "Purchasers") shall participate in the purchase of the Seller's Membership Interests pro rata, in proportion to their respective Percentage Interests. If any of the Responding Members exercises such option, the Company's accountants shall promptly compute the Purchase Price and deliver a copy of their report to each Member. The terms and conditions of the purchase shall be as set forth in Sections 11.3 and 11.4, except that the closing shall occur within [60] days after the Purchaser shall have elected to purchase the Seller's Membership Interest(s), and except that the purchase price to be paid by the Purchasers to the Sellers shall be determined based on the minimum purchase price specified by the Initiating Members in the Proposed Offer or the purchase price for the Property specified in the Third Party Offer, as the case may be, rather than based on a P/C Valuation Amount.

Section 12.3 Sale of Property. If no Responding Member exercises the option to purchase the Seller's Membership
Interests within 45 days after receipt of the Proposed Offer or the Third Party Offer, as the case may be, or if any Responding Member timely exercises the option but the Purchaser thereafter fails to consummate the purchase of the Seller's Membership Interest(s) within [60] days after making such election, the Initiating Members shall have the right at any time within the 12-month period beginning on the date of expiration of the option
(or the date of the Purchaser' default, if applicable), without the necessity of obtaining the consent or approval of the Responding Members pursuant to Section 6.4 but subject to the rights of third parties under any Mortgage or other contract by which the Company or the Subsidiary shall be bound, to cause the Company to cause the Subsidiary to sell the Property for a purchase price payable in cash (within the meaning of Section 12.6) equal to or greater than the minimum purchase price specified by the Initiating Members in the Proposed Offer or the purchase price for the Property specified in the Third Party Offer, as the case may be (or, if any Responding Member exercises the option but the Purchaser thereafter defaults in purchasing the Seller's Membership Interest, for a purchase price payable in cash equal to or greater than 90% of the minimum purchase price specified by the Initiating Members in the Proposed Offer or the purchase price of the Property specified in the Third Party
Offer, as the case may be). If the Initiating Members shall fail, within the 12-month period, to cause the Company to cause the Subsidiary to consummate a sale of the Property that complies with this Section, the provisions of this Section shall apply with respect to any further effort on the part of the Initiating Members to cause the Company to cause the Subsidiary to sell the Property.

Section 12.4 Exceptions. No Class of Members may (i) deliver a Proposed Offer or a Third Party Offer after it or the Members belonging to another Class of Members shall have delivered a Put/Call Notice (as defined in Section 11.1(b)), (ii) deliver a Proposed Offer after it or another Class of Members shall have delivered a Third Party Offer until the Responding Members' option under Section 12.2 shall have expired without being exercised and the Initiating Members' right to cause a sale of the Property pursuant to Section 12.3 shall have expired, or
(iii) deliver a Third Party Offer after it or another Class of Members shall have delivered a Proposed Offer until the Responding Member's option under Section 12.2 shall have expired without being exercised and the Initiating Members' right to cause a sale of the Property pursuant to Section 12.3 shall have expired. If, after any Responding Members shall elect to purchase the Seller's Membership Interest pursuant to Section 12.2, the Purchaser shall default in making the purchase, none of such Responding Members shall be permitted to deliver a Proposed Offer or a Third Party Offer to the Initiating Members for a period of 12 months following the date of such default.

Section 12.5 Third Party Offer. For purposes of this Article XII, the term "Third Party Offer" shall mean a written offer to purchase the Property for a specified price (grossed up to include the unpaid principal balance of all Mortgages encumbering the Property), from a financially responsible Person, identified therein by name and address, that reasonably appears capable of complying with the terms of the Third Party Offer and that is unrelated, directly or indirectly, to the Initiating Members, which offer does not contain terms or conditions that the Responding Members, for reasons other than their financial condition, shall not be reasonably capable of performing, such as payment in a specific form of property (such as corporate stock or a unique or specific item or class of property) not readily available to the Responding Members or for which no recognized or adequate public market exists. The Person that makes the Third Party Offer shall be deemed to be "unrelated" to the Initiating Members only if it is not an Affiliate of the Initiating Members and there is no arrangement of any kind whereby the Initiating Members, or any Affiliate thereof, directly or indirectly, will remain financially interested in the ownership of the Property, or any interest therein, following the proposed sale; provided, however, that for such purpose the interest of any Affiliate of Marriott as manager under any Marriott Management Agreement shall not be deemed to be an indirect interest of any Class B Member in the Property. If the Person making a Third Party Offer is a corporation, limited liability company or a partnership, all shareholders, members or partners owning more than ten percent (10%) of its stock, membership interests or partnership interests shall be identified.

Section 12.6 Cash Price. For all purposes of this Article XII, the purchase price of the Property shall be deemed to be payable in cash if the purchase price is payable in part by assuming, or taking title to the Property subject to, all or any of the existing Mortgages encumbering the Property and the balance is payable in cash.

Section 12.7 Sale of Interest in Subsidiary. In any case where this Article XII would authorize the sale of the Property, the Initiating Members may propose in lieu of such sale to cause the Company to sell its entire ownership interest in the Subsidiary, and in such case the provisions of this Article XII shall be adjusted accordingly unless any of the Members shall reasonably object on the grounds that such sale would have material adverse tax or accounting consequences to the Members that selling the Property would not.

                         ARTICLE XIII


                     DISSOLUTION OF COMPANY

Section 13.1 Events Causing Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a) the sale, exchange, or other disposition by the Company of all or substantially all of its assets; provided, however, that if, in connection with such sale or other disposition, the Company receives a promissory note or notes evidencing all or a part of the purchase price of such property, the Company shall not be dissolved until such promissory note(s) is (are) satisfied, sold or otherwise disposed of;

(b) the sale, exchange, or other disposition by the Subsidiary of all or substantially all of its assets; provided, however, that if, in connection with such sale or other disposition, the Subsidiary receives a promissory note or notes evidencing all or a part of the purchase price of such property, the Company shall not be dissolved until such promissory note(s) is (are) satisfied, sold or otherwise disposed of; or

(c) the consent in writing by the Members, acting unanimously, that the Company shall be dissolved.

The Company shall not be dissolved by the death, resignation, withdrawal, bankruptcy or dissolution of a Member.

Section 13.2 Winding Up. If the Company is dissolved, the Managing Member shall proceed with dispatch and without any unnecessary delay to sell or otherwise liquidate all property of the Company. Any act or event (including the passage of time) causing a dissolution of the Company shall in no way affect the validity of, or shorten the term of, any lease, contract or other obligation entered into by or on behalf of the Company. The full rights, powers and authorities of the Managing Member shall continue so long as appropriate and necessary to complete the process of winding up the business and affairs of the Company.

Section 13.3 Application of Assets in Winding Up. In winding up the Company, after paying or making provision for payment of all of its liabilities, the remaining net proceeds and liquid assets shall be distributed among the Members in the manner specified in Section 5.1(b).

Section 13.4 Negative Capital Accounts. If, after the allocation of the Profit or Loss from a Capital Transaction involving the sale or disposition of all or substantially all of the assets of the Company (a "Terminating Capital Transaction") pursuant to Section 5.3 or Section 5.4 and the distribution of the Capital Proceeds from the Terminating Capital Transaction among the Members and upon final liquidation of the Company, the Capital Account of any Member is negative, the Member shall not be obligated to restore to any extent the negative balance in its Capital Account.

Section 13.5 Termination. The Company shall terminate, except for the purpose of suits, other proceedings, and appropriate action as provided in the Act, when all of its property shall have been disposed of and the net proceeds and liquid assets, after satisfaction of liabilities to Company creditors, shall have been distributed among the Members. As soon as practicable after the termination of the Company, the Managing Member shall cause a certificate of cancellation to be filed with the Secretary of State. The Managing Member shall have authority to distribute (in the manner contemplated by this Agreement) any Company property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company.

                           ARTICLE XIV

                    MISCELLANEOUS PROVISIONS

Section 14.1   Notices.

(a) Each notice, request, demand, consent, approval or other communication (hereafter in this Section referred to collectively as "Notices") that any Member is required or permitted to give to any other Member pursuant to this Agreement shall be in writing and shall be deemed to have been duly and sufficiently given if:

		(1) personally delivered with proof of delivery thereof (in which such Notice shall be deemed to have been received at the time so delivered),

		(2) sent by Federal Express (or other similar overnight courier) designating early morning delivery (in which case such Notice shall be deemed to have been received on the next Business Day following receipt by the courier), or (3) sent by United States registered or certified mail, return receipt requested, postage prepaid, at a post office regularly maintained by the United States Postal Service (in which such any
	Notice shall be deemed to have been received two days after mailing in the United States).

b) All Notices shall be addressed to the parties at the following addresses:

       		if to the Class A Members:

       		c/o Maui Land & Pineapple Company, Inc.
       		120 Kane Street, Kahului
       		Maui, Hawaii 96732]
       		Attention: Chief Financial Officer

       		with a copy to:

       		Teel, Palmer & Roeper
       		ICW Plaza at Torrey Reserve
                11455 El Camino Real, Suite 300
                San Diego, CA  92130
                Attention:  Dean Roeper, Esq.

                if to the Class B Members:

                c/o Marriott International, Inc.
                10400 Fernwood Road
                Bethesda, MD 20817
                Attention: Treasurer

                with a copy to:

                Marriott International, Inc.
                10400 Fernwood Road
                Bethesda, MD 20817
                Attention: General Counsel

                and:

                Arent Fox, PLLC
                1675 Broadway
                New York, NY  10019
                Attention:  Jeffrey B. Rosen, Esq.

                if to the Class C Members:

                c/o Exclusive Resorts, LLC
                1530 Sixteenth Street
                Suite 600,
                Denver, CO 80202
                Attention:  Robert Parsons


                with a copy to:

                Hogan & Hartson, LLC
                555 Thirteenth Street, NW
                Washington, DC  20004
                Attention:  James A. Hutchinson, Esq.

       Any Member may, by Notice given pursuant to this Section, change the Person or Persons and/or address or addresses, or designate an additional Person or Persons or an additional address or addresses, for Notices to be sent to such Member, but Notice of a change of address shall only be effective upon actual receipt. Each Member agrees that it will not refuse or reject delivery of any Notice given hereunder, that it will acknowledge, in writing, receipt of any Notice upon request by any other Member and that any Notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting Member on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service.

(c) All Notices that are required or permitted to be given under this Agreement may be given by the Members or by their respective counsel, who are hereby authorized to do so on the Members' behalf.

Section 14.2 Integration. Without limitation of any agreement (permitted by this Agreement) between the Subsidiary an any affiliate of any of the Members, and without limitation of any agreement between any affiliates of any of the Members, this Agreement sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Company, the Company business and the property of the Company, and there are no promises, agreements, conditions, understanding, warranties, or representations, oral or written, express or implied, among them other than as set forth herein.

Section 14.3 Governing Law. It is the intention of the parties that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Delaware.

Section 14.4 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective spouses, heirs, executors, administrators, personal and legal representatives, successors and assigns.

Section 14.5 Jurisdiction and Venue. Jurisdiction of and venue for any action or proceeding arising out of or connected with this Agreement shall lie exclusively in the state courts of competent jurisdiction of the State of Delaware. Each party expressly waives all other jurisdiction and venue and agrees that it shall be subject personally to the jurisdiction of the agreed-upon court(s).

Section 14.6 Amendment. This Agreement may not be modified except by an appropriate written instrument executed and delivered by all of the Members. No Member shall unreasonably refuse to execute any such instrument that shall be required by any prospective Mortgage Loan Provider, provided that the modification to be effected by such instrument shall not materially decrease the rights or increase the obligations of such Member.

Section 14.7   Special Purpose Entity.

(a) At any time when any Mortgage Loan shall be outstanding, the Company (i) shall not engage in any business unrelated to the business of the Subsidiary, (ii) shall not have any assets other than those related to its interest in the Subsidiary, or any indebtedness other than any indebtedness expressly permitted under the Mortgage Loan Documents, (iii) shall have books, records, accounts, financial statements, stationery, invoices and checks that are separate and apart from those of all other Persons, (iv) shall be subject to and comply with all of the limitations on powers and separateness requirements set forth herein, (v) shall hold itself out as being a Person separate and apart from all other Persons, conduct its business in its own name and exercise reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity, (vi) shall not commingle its funds or assets with those of any other Person, (vii) will maintain an arm's length relationship with its Affiliates, (viii) shall not guarantee or otherwise obligate itself with respect to the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person, except as provided in the Mortgage Loan Documents, (ix) shall not pledge its assets for the benefit of any other Person or make any loans or advances to any other Person, except as provided in the Mortgage Loan Documents,
(x) shall maintain adequate capital in light of its contemplated business purposes, (xi) shall pay its own liabilities out of its own funds and reasonably allocate any overhead for shared office space, (xii) shall maintain a sufficient number of employees in light of its contemplated business operations, (xiii) shall observe all applicable limited liability company formalities in all material respects, and (xiv) shall not have the power or authority to, and shall not:

		(1) dissolve, liquidate, consolidate, merge or (except as permitted by the Mortgage Loan Documents) sell all or substantially all of the Company's assets; or

        	(2) amend or modify the provisions of this Section.

Section 14.8 Counterparts; Facsimile Transmission. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument. Signatures of a party to this Agreement or other documents executed in connection herewith that are sent to the other parties by facsimile transmission shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory party, with originals to be circulated to the other parties in due course.

                 [Signatures on following page.]

     IN WITNESS WHEREOF, the undersigned parties have signed this Agreement as of the day and year first above written.



                         MLP KB PARTNER, LLC

                         By:  Maui Land & Pineapple Company,
                              a Hawaii corporation,
                              its managing member

                                 By: /S/ FRED W. RICKERT
                                 Name: Fred W. Rickert
                                 Title: Acting Chief Financial Officer

			         By: /S/ ADELE H. SUMIDA
				 Name: Adele H. Sumida
				 Title: Controller & Secretary



                         MH KAPALUA VENTURE, LLC,
                         a Delaware limited liability company,

                         By:  Marriott Two Flags, LP,
                              a Delaware limited partnership,
                              its sole member

                              By:  Marriott Ownership Resorts,
                         Inc.,
                                   a Delaware corporation,
                                   its general partner

                                   By: /S/ M. LESTER PULSE, JR.
                                   Name: M. Lester Pulse, Jr.
                                   Title: Vice President


                         ER KAPALUA INVESTORS FUND, LLC

                         By:       /S/ BRIAN GREENMAN
                         Name:     Brian Greenman
                         Title:    Vice President